UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Fortune Brands Home & Security, Inc.
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              520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 21, 2022

Dear Fellow Stockholders:

We are pleased to invite you to the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Fortune Brands Home & Security, Inc. on Tuesday, May 3, 2022 at 8:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois.* The following matters will be considered at the Annual Meeting:

Proposal 1:	Election of the three director nominees identified in this Proxy Statement for a three-year term expiring at the 2025 Annual Meeting of Stockholders (see pages 6-11);

Proposal 2:	Ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (see page 45);

Proposal 3:	Advisory vote to approve the compensation paid to the Company’s named executive officers (see page 46);

Proposal 4:	Approval of the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan (see pages 47-52); and

such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 4, 2022, the record date for the Annual Meeting, are entitled to vote. For information about attending our Annual Meeting online and for voting instructions, please see pages 55-59.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. This Notice of Annual Meeting and Proxy Statement and accompanying proxy are first being distributed on or about March 21, 2022.

Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2022 Annual Meeting of Stockholders to be Held on Tuesday, May 3, 2022.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“Form 10-K”) are available at www.proxyvote.com.

*

The Company is actively monitoring COVID-19 developments and related guidance issued by public health authorities. If it is determined that it is advisable or required, the Company may hold a virtual-only annual meeting via live webcast. If this step is taken, the Company will announce the decision to do so in advance and details on how to participate will be posted on the Company’s website and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.

PROXY SUMMARY

Annual Meeting Information

Time and Date	Location*	Record Date
Tuesday, May 3, 2022 at 8:00 a.m. (CDT)	Renaissance Chicago North Shore Hotel 933 Skokie Boulevard, Northbrook, Illinois	March 4, 2022

*

If it is determined that it is advisable or required, the Company may hold a virtual-only annual meeting via live webcast. If this step is taken, the Company will announce the decision to do so in advance and details on how to participate will be posted on the Company’s website and filed with the SEC as additional proxy materials.

Agenda and Voting Recommendations

This Proxy Summary highlights selected information in this Proxy Statement and does not contain all of the information that you should consider in deciding how to vote. Please read the complete Proxy Statement carefully before voting. The following table summarizes the items that will be voted on at our Annual Meeting of Stockholders, along with the Board’s voting recommendations.

Proposal Number	Description of Proposal	Board Recommendation	Page Number

1	Election of three Class II Directors Susan S. Kilsby, Amit Banati and Irial Finan	FOR each Nominee	6-11

2	Ratify the appointment of the independent auditor Pricewaterhouse Coopers	FOR	45

3	Advisory vote to approve named executive officer compensation	FOR	46

4	Approval of the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan	FOR	47-52

See pages 55-59 for instructions on how to vote your shares.
BUSINESS HIGHLIGHTS
Fortune Brands Home & Security, Inc. (“Fortune Brands” or the “Company”) celebrated its 10th year as an independent, publicly-traded company in October 2021. The Company has grown sales from $2.9 billion in 2011 to $7.7 billion in 2021. We have expanded our product portfolio and consumer reach by growing organically and completing key strategic acquisitions over the last ten years. Our Company has three business segments:

Throughout 2021, the Company saw an increased demand for our products. We believe this increased demand was driven by demographics that support long-term sustainable housing growth, as well as an underbuilt housing supply and an aged housing stock requiring repair and remodel investments. The Company delivered strong 2021 results despite facing numerous external headwinds, including supply chain disruptions, labor and freight constraints and increased inflation. We achieved strong year-over-year sales and earnings per share

PROXY SUMMARY (CONTINUED)

growth, and continued to improve our long-term margin progress, while investing in our leading brands to drive innovation and expand capacity. In addition, we made progress on our Fortune Brands Advantage capabilities, a common set of capabilities in category management, global supply chain excellence and complexity reduction and continued to leverage these capabilities to offset challenges. We believe that our teams’ strong performance was a significant driver of both incremental growth and margin expansion during 2021 and that we are well-positioned to continue outperforming a strong housing market in the future.

Please refer to the Appendix A for a reconciliation of earnings per share on a before charges/gains basis to GAAP earnings per share.

BOARD OF DIRECTORS

In 2021, Susan Kilsby was appointed as the Company’s first female Chair of the Board of Directors. Ms. Kilsby’s appointment, as well as the additions of Jeffery Perry and Amit Banati to our Board of Directors in 2020 reflects our Board’s commitment to diversity. Since 2019, the Board has added 4 new members, demonstrating our Board’s commitment to refreshment and proactive succession planning. Below are key highlights of our Board composition:

PROXY SUMMARY (CONTINUED)

2021 Director Nominees – Class II – Term Expiring 2025
Name and Principal Occupation	Age	Director Since	Independent	Board Committees	Other Public Company Boards
Susan S. Kilsby Non-Executive Chair, Fortune Brands; Retired Managing Director of European Mergers and Acquisitions, Credit Suisse	63	2015	✓	Compensation Executive (Chair) Nominating, Environmental, Social & Governance	Diageo plc Unilever plc

Amit Banati Senior Vice President and Chief Financial Officer, Kellogg Company	53	2020	✓	Audit Compensation	None

Irial Finan Retired Executive Vice President, The Coca-Cola Company and President, Coca-Cola Bottling Investments Group	64	2019	✓	Compensation Nominating, Environmental, Social & Governance	Coca-Cola Bottlers Japan Holdings, Inc. Smurfit Kappa Group plc

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to maintaining a strong corporate governance program designed to promote the long-term interests of our stockholders and strengthen Board and management accountability. As a company, we’re committed to core values that reflect a strong culture of integrity and accountability. These practices are reflected in our corporate governance policies, which are described in more detail on pages 12-19 of the Proxy Statement and highlighted below:

Independent Board (90%), except our CEO	Independent Chair of the Board

Two women and two ethnically/racially diverse directors (40% of the Board members are diverse)	Regular executive sessions of non-management directors

Majority vote in uncontested director elections, with a resignation policy	Proxy access bylaw allows for 3% stockholders to nominate the greater of 2 directors or 20% of the board

The Board has a policy that it generally will not re-nominate a director for election following her or his 72nd birthday	Four new Board members added since 2019 demonstrating the Board’s commitment to Board refreshment and succession planning

Active engagement and oversight by Board of Company strategies and risks	Board oversight of ESG programs and related risks and publication of ESG report

Robust stock ownership guidelines for directors and prohibition on hedging and pledging of Company stock	Annual Board and committee evaluations

In 2021, the Board adopted a by-law amendment providing stockholders with proxy access. This amendment allows stockholders who own 3% of our shares for at least 3 years to nominate the greater of 2 directors or 20% of the Board after meeting certain requirements. This action demonstrates the Board’s commitment to maintaining a strong corporate governance program.

PROXY SUMMARY (CONTINUED)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

Our Board of Directors is committed to overseeing our environmental, social, and governance (“ESG”) initiatives throughout Fortune Brands. We dedicate significant resources toward developing innovative products that positively impact the lives of our consumers, and to produce these products using increasingly sustainable methods. We are committed to being a good corporate citizen by ensuring extremely high safety standards for our associates, fostering inclusive cultures and giving back to our larger communities. We believe that the high standards by which we conduct our business will help us to build on our strengths and continually improve how we measure and monitor our progress on our ESG-related initiatives.

Our philosophy is to have a holistic ESG program, integrated throughout our businesses, that focuses on what matters to our Company and its stakeholders, with the goal of continual improvement. Below are some highlights of our 2021 achievements.

ESG Governance	Environmental Data Collection	ESG Communication

✓

Re-evaluated and aligned key ESG focus areas with the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks and stakeholder input

		✓	Invested in new software and systems to improve and streamline data collection processes, capture global data, enhance future reporting and evaluate future opportunities	✓	Published enhanced ESG disclosures, including additional data on emissions, energy, water, waste, safety, fatalities and workforce demographics
				✓	Redesigned website includes meaningful ESG content
✓	Established formal ESG Steering Committee that reports directly to the CEO			✓	Published SASB, TCFD Indexes and Global Reporting Initiative (“GRI”) grid
				✓	Set carbon and energy reductions goals
✓	Nominating, Environmental, Social & Governance (“NESG”) Committee oversees ESG initiatives and progress

To build a stronger ESG foundation, we took the following key actions throughout 2021:

ESG Steering Committee A cross-functional management committee was formed in 2021 to support the Company’s on-going ESG commitments. This committee assists the Company’s leadership team in setting our ESG strategy; implementing and monitoring initiatives based on that strategy; and overseeing ESG related communications and reporting. Among other process improvements during 2021, the steering committee developed ways to further incorporate the analysis of climate change risk and opportunities into our business processes and plans in alignment with TCFD. The steering committee also determined ways in which the Company could set and implement carbon and energy reduction goals. The ESG Steering Committee reports directly to the CEO and also provides regular progress updates to the NESG Committee and Board.

Safety Safety is integral to Company culture and one of our core values, as reflected in our goal of zero safety incidents and through our efforts to create an injury-free workplace. In 2021, we supplemented our enhanced COVID-19 safety protocols by implementing a mandatory mask mandate when our facilities hit a positivity rate of 1% or more. We also offered over 40 onsite vaccine clinics to employees, implemented flexible leave policies to allow people to get vaccinated and offered educational opportunities on the safety and efficacy of vaccines.

PROXY SUMMARY (CONTINUED)

Diversity, Equity & Inclusion (“DEI”) We continued to advance our DEI strategy and initiatives during 2021. We joined the W.K. Kellogg Foundation Expanding Equity program, a program that has helped the Company to create a comprehensive equity strategy to increase representation of underrepresented associates. Recent additions to the Company’s leadership team shows the Board’s and management’s commitment to increasing representation of professionals of color and women. In addition, we continued unconscious bias learning programs throughout the organization, launched an organization-wide employee engagement survey and expanded our employee resource groups during 2021.

Please see the resources available on our website at https://www.fbhs.com/corporate-responsibility/esg-reporting. Our 2021 ESG Report will be available next quarter and will cover our sustainability, safety and DEI progress. Information provided on the Company’s website is not incorporated by reference into this Proxy Statement.

COMPENSATION HIGHLIGHTS

PAY FOR PERFORMANCE Our executive compensation program is designed to reward named executive officers (“NEOs”) for the achievement of both strategic and operational goals that lead to the creation of long-term stockholder value. The vast majority of each NEO’s annual target compensation is at-risk because most compensation paid to our NEOs is dependent upon Company performance and/or stock price. In 2021:

•	87% of the CEO’s total target compensation was pay-at-risk;

•	77% of the other NEOs’ (on average) total target compensation was pay-at-risk; and

•	50% of the annual equity awards granted to NEOs in 2021 were performance share awards (“PSAs”) with vesting based on three-year performance targets.

SAY ON PAY VOTE RESULTS

The Compensation Committee and Board value the input of our stockholders. The Compensation Committee recognized that the 93.2% approval of the 2021 Say on Pay vote reflects our stockholders’ support for the Company’s executive compensation program.

Over the past five years, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of 93.7% of the votes cast for the Company’s annual say on pay vote.

COMPENSATION PRACTICES The Compensation Discussion & Analysis (“CD&A”) section beginning on page 22 includes additional detail on the following compensation highlights:

Long-term focus and stockholder alignment through equity compensation	No problematic pay practices and historically strong stockholder support for say on pay (93.7% average over the last 5 years)

Robust stock ownership guidelines	Prohibition on hedging and pledging of Company stock

Executive compensation subject to a clawback policy	No single trigger change in control severance arrangements

Limited perquisites	No excise tax gross ups

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board has identified certain qualifications that are required of all directors. Additionally, the Board seeks to maintain a diverse set of skills, knowledge, experiences, backgrounds and viewpoints represented on our Board as a whole, but not necessarily by each individual director.

Qualifications Required of All Directors

Experience	Personal Attributes
• Considerable amount of education	• Excellent business judgment
• Extensive executive leadership experience or business management experience	• Strong commitment to the Company’s goal of maximizing stockholder value
• Knowledge about issues affecting the Company	• High level of integrity and ethics

Specific Qualifications, Expertise and Key Skills Represented on the Board

Qualifications, Expertise and Key Skills

•   Consumer products expertise

•   Financial and/or accounting expertise

•   Public company experience as a chief executive, chief operating or chief financial officer

•   Public company board experience

•   Diversity of skill, background and viewpoint

Election of Directors

The Board currently consists of ten members and is divided into three classes, each having three-year terms that expire in successive years. Mr. Banati was appointed by the Board to serve as a Class II Director effective in September 2020, and was first identified as a candidate by Spencer Stuart, a third-party search firm. The term of each director currently serving in Class II (Ms. Susan Kilsby and Messrs. Amit Banati and Irial Finan) expires at the 2022 Annual Meeting of Stockholders. The Board has nominated Ms. Kilsby and Messrs. Banati and Finan for a new term of three years expiring at the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named in the enclosed proxy card will vote for the substitute nominee designated by the Board. Shares cannot be voted for more than the number of nominees proposed for re-election.

The names of the nominees and the current Class I and Class III directors, along with their present positions, their principal occupations and employment during the last five years, any directorships held with other public companies or registered investment firms during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Each director’s individual qualifications and experiences that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

2022 NOMINEES FOR ELECTION - CLASS II DIRECTORS – TERM EXPIRING 2025

Susan S. Kilsby

Director since: 2015

Independent,

Non-Executive Chair

Age: 63

Committees: Compensation; NESG; Executive (Chair)

Biography:

Retired since May 2014; Senior Advisor at Credit Suisse AG, an investment banking firm, prior thereto.

Current Public Company Boards:

Diageo plc and Unilever plc

Former Public Company Boards:

Shire plc, Goldman Sachs International, BBA Aviation plc, BHP Group plc and BHP Limited

Skills & Qualifications

Ms. Kilsby has a distinguished global career in investment banking and brings extensive mergers and acquisitions and international business experience to the Board. In addition to serving as a Senior Advisor, Ms. Kilsby also served as Managing Director of European Mergers and Acquisitions at Credit Suisse. She also held a variety of senior positions with The First Boston Corporation, Bankers Trust and Barclays de Zoete Wedd. Ms. Kilsby also has extensive board experience, including serving as Chair of Shire plc for 5 years.

Amit Banati

Director since: 2020

Independent

Age: 53

Committees: Audit; Compensation

Biography:

Senior Vice President and Chief Financial Officer of Kellogg Company, a packaged foods manufacturer, from July 2019 to Present; President - Asia Pacific, Middle East, Africa of Kellogg Company from March 2012 to July 2019.

Skills & Qualifications

Mr. Banati has extensive executive leadership, operations and financial management experience in leading consumer products companies, both domestically and internationally. He brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. As the Chief Financial Officer of Kellogg Company, he also brings significant financial and accounting expertise to our Board.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Irial Finan

Director since: 2019

Independent

Age: 64

Committees: Compensation; NESG

Biography:

Retired since April 2018; Consultant to the CEO of The Coca-Cola Company, a beverage company, from January 2018 to March 2018; Executive Vice President of The Coca-Cola Company and President of Coca-Cola Bottling Investments Group, a bottling operations company, from August 2004 to December 2017.

Current Public Company Boards:

Coca-Cola Bottlers Japan Holdings, Inc. and Smurfit Kappa Group plc

Former Public Company Boards:

Coca-Cola FEMSA, Coca-Cola East Japan and Coca-Cola European Partners plc

Skills & Qualifications

Mr. Finan’s experience as an Executive Vice President of The Coca-Cola Company and President of its worldwide bottling operations, as well of his years of international consumer products experience, brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. Mr. Finan has extensive board experience, including serving as Chair of Smurfit Kappa Group plc.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

CLASS I DIRECTORS – TERM EXPIRING 2024

Ann Fritz Hackett

Director since: 2011

Independent

Age: 68

Committees: Compensation; NESG

Biography:

Retired since January 2020. Strategy Consulting Partner and Co-founder of Personal Pathways, LLC, a company providing web-based enterprise collaboration platforms, from 2015 through January 2020. Prior to her role at Personal Pathways, she was President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm founded by Ms. Hackett in 1996.

Current Public Company Boards:

Capital One Financial Corporation

Skills & Qualifications:

Ms. Hackett has extensive experience in leading companies that provide strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance-based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience and currently serves as the lead independent director of Capital One Financial Corporation.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

John G. Morikis

Director since: 2011

Independent

Age: 58

Committees: Audit; Compensation

Biography:

Chairman since January 2017 and Chief Executive Officer since January 2016 of The Sherwin-Williams Company, a manufacturer of paint and coatings products. President and Chief Operating Officer of The Sherwin-Williams Company prior thereto.

Current Public Company Boards:

The Sherwin-Williams Company

Skills & Qualifications:

Mr. Morikis’ experience as a Chief Executive Officer and a Chief Operating Officer of The Sherwin-Williams Company, and his more than 30 years of experience with a consumer home products company, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company.

Jeffery S. Perry

Director since: 2020

Independent

Age: 56

Committees: Audit; NESG

Biography:

Founder and CEO of Lead Mandates LLC, a business and leadership advisory firm; Retired since October 2020 from Ernst & Young LLP, a leading global professional services firm, where he served as EY Global Client Service Partner for major consumer product accounts from April 2014 to October 2020.

Current Registered Investment Company Boards:

Equitable Funds

Skills & Qualifications:

Mr. Perry has extensive experience as a strategic, operational and financial advisor helping boards of directors and management teams. He held several senior positions with Ernst & Young and A.T. Kearney Inc. Mr. Perry brings to our Board relevant experience and perspectives in mergers, acquisitions, integrations, divestitures, business transformations and consumer products.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Ronald V. Waters, III

Director since: 2011

Independent

Age: 70

Committees: Audit (Chair); NESG; Executive

Biography:

Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, prior thereto.

Current Public Company Boards:

HNI Corporation and Paylocity Holding Corporation

Skills & Qualifications:

Mr. Waters has considerable executive leadership and financial management experience. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience.

CLASS III DIRECTORS – TERM EXPIRING 2023

Nicholas I. Fink

Director since: 2020

Age: 47

Committees: Executive

Biography:

Chief Executive Officer of Fortune Brands Home & Security, Inc. since January 2020; President & Chief Operating Officer of Fortune Brands from March 2019 to January 2020; President of Fortune Brands Global Plumbing Group from August 2016 to March 2019.

Current Public Company Boards:

Constellation Brands, Inc.

Skills & Qualifications

Mr. Fink’s leadership as Chief Executive Officer of the Company and his significant international and consumer brand and business operating experience, as well as his mergers and acquisitions and strategy expertise provide him with intimate knowledge of our operations, the opportunities for growth and the challenges faced by the Company. He joined the Company as Senior Vice President, Global Growth & Corporate Development in June 2015. Prior to joining Fortune Brands, Mr. Fink held key leadership positions at Beam Suntory, Inc., including President of Asia Pacific/South America of Beam Suntory, Inc., a global spirits company.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

A.D. David Mackay

Director since: 2011

Independent

Age: 66

Committees: Audit, Compensation (Chair); Executive

Biography:

Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto.

Current Public Company Boards:

The Clorox Company

Skills & Qualifications

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience.

David M. Thomas

Director since: 2011

Independent

Age: 72

Committees: Audit, NESG (Chair), Executive

Biography:

Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto.

Current Public Company and Registered Investment Company Boards:

The Interpublic Group of Companies, Inc. and Fidelity Investments Board of Trustees

Skills & Qualifications

Mr. Thomas’ experience as a Chief Executive Officer of IMS Health Incorporated and his management experience at premier global technology companies, including as Senior Vice President and Group Executive of IBM, helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies. Mr. Thomas also has extensive board experience, including serving as the Company’s Independent Chairman from 2011 through 2019 and as our Lead Independent Director during 2020.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning process and review of risks. The Corporate Governance Principles are available at https://ir.fbhs.com/governing-high-standards.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require that each member of the Audit, Compensation and NESG Committees be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Banati, Finan, Mackay, Morikis, Perry, Thomas, Waters and Mses. Hackett and Kilsby were affirmatively determined by the Board to be independent. Due to Mr. Fink’s employment with the Company, he is not considered independent.

Policies with Respect to Transactions with Related Persons

The Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct (other than monitoring director compliance which is the responsibility of the NESG Committee). The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s Conflicts of Interest Policy, which describes the types of relationships that may constitute a conflict of interest with the Company. Under the Conflicts of Interest Policy, directors and executive officers are responsible for reporting any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. The Conflicts of Interest Committee will present to the Audit Committee any potential related party transaction. The Audit Committee will evaluate the transaction, determine whether the interest of the related person is material and approve or ratify, as the case may be, the transaction. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires, and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee also reviews potential conflicts of interest and reports findings involving any director of the Company to the NESG Committee. The NESG Committee will review any potential conflict of interest involving a member of the Board to determine whether such potential conflict would affect that director’s independence.

CORPORATE GOVERNANCE (CONTINUED)

Certain Relationships and Related Transactions

Since January 1, 2021, the Company did not participate in any transactions in which any of its directors or executive officers, any immediate family member of any of its directors or executive officers, or any beneficial owner of more than 5% of the Company’s common stock, had a direct or indirect material interest.

Anti-Hedging and Anti-Pledging Policy

The Company has a policy prohibiting directors and executives from hedging or pledging Company stock, including Company stock held indirectly, and from engaging in any derivative transactions designed to offset the decrease or increase in the market value of the Company’s stock.

Board Refreshment

The Board believes that Board refreshment and director succession are important to ensuring that Board composition is aligned with the needs of the Company and the Board. The Board also believes that continuity is critical to the effectiveness of the Board as a group over time and allows directors to develop a deeper understanding of the Company. The NESG Committee assesses the composition of the Board and aims to strike a balance between Board members with longer term service and newer members who bring a fresh perspective. Since 2019, four new directors have been added to the Board.

Director Nomination Process

The NESG Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the NESG Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the NESG Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, leadership, conflicts of interest, integrity, ethics, original thinking and commitment to the goal of maximizing stockholder value, as well as diversity of background and experiences of the Board as a whole. To align with the Company’s DEI initiatives, the NESG Committee seeks (and instructed its search firm when conducting its last search) to include a diverse slate of candidates by including individuals that are diverse in gender and race when searching for new directors. The Committee also focuses on education, professional experience and differences in viewpoints and skills. In considering candidates for the Board, the NESG Committee considers the entirety of each candidate’s credentials in the context of these standards.

With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are considered. The Board generally will not re-nominate a director at the annual meeting of stockholders following his or her 72nd birthday; however, the Board has the discretion to re-nominate a director after reaching age 72 if it believes that nomination is in the best interest of the Company’s stockholders.

In connection with future director elections, or any time there is a vacancy on the Board, the NESG Committee may retain a third-party search firm to assist in identifying qualified candidates who meet the needs of the Board at that time.

It is the NESG Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the NESG Committee can do so by writing to the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the recommended candidate’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such

CORPORATE GOVERNANCE (CONTINUED)

nominations provided in our Bylaws. The NESG Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the NESG Committee. The NESG Committee may contact the stockholder making the recommendation to discuss the qualifications of the candidate and the stockholder’s reasons for making the recommendation. Members of the NESG Committee may then interview the candidate if the committee deems the candidate to be appropriate. The NESG Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board. For a stockholder to directly nominate a candidate for director, such stockholder must follow the procedures set forth in the Company’s bylaws.

The nomination process is designed to ensure that the NESG Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

Board and Committee Evaluation Process

To increase the effectiveness and provide an opportunity to improve processes and effectiveness, the NESG and the Chair of the Board facilitate an annual Board evaluation. The evaluation typically includes both an interview of each director and a questionnaire with a range of questions related to topics including oversight, responsibilities and resources. In 2021, the NESG Committee and Chair of the Board led this process, the results of which were discussed with the Board. In addition, each of the Audit, NESG and Compensation committees conducted a performance evaluation.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Beginning in 2021, the Board determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time and appointed Susan Kilsby to serve as the Company’s independent, non-executive Chair. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chair has the responsibility of presiding over all meetings of the Board, consulting with the Chief Executive Officer on Board meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chair facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management.

CORPORATE GOVERNANCE (CONTINUED)

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management and are led by the Non-Executive Chair. During 2021, Ms. Kilsby led these sessions. In addition, Board committees also meet in executive session periodically as deemed appropriate by such committee.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. Management regularly reviews information regarding the Company’s business strategy, resource allocation, credit, liquidity and operations, talent development, succession and DEI, as well as the risks associated with each, with the full Board. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

The Audit Committee oversees management of the Company’s financial and operational risks. In addition, the Audit Committee oversees the enterprise risk management program, which identifies both external risks (i.e., economic) and internal risks (i.e., strategic, operational, financial and compliance), assesses and ranks these risks according to the likelihood of occurrence and the potential monetary impact. It also assesses the Company’s plans to mitigate such risks. Annually, management identifies and assesses the enterprise risk management program, which the Audit Committee reviews. Cybersecurity-related risks and certain climate-related risks, such as physical risk to our operations and supply chains and commodity price volatility resulting from severe weather events caused climate change and new regulations designed to protect the environment, are some of the external risks assessed in the enterprise risk management program. Management also provides the Audit Committee with quarterly updates on the Company’s risks. The Company has a comprehensive enterprise-wide cybersecurity program aligned to the U.S. Department of Commerce National Institute of Standards and Technology Cybersecurity Framework industry standards and maintains security risk insurance coverage to defray the costs of potential information security breaches. The Company conducts automated online training twice a year for its employees and mock phishing campaigns on a regular basis throughout the year. The Company’s cybersecurity team provides regular updates to our senior executives and typically reports twice a year to the Audit Committee on the status of the Company’s security posture and our efforts to identify and mitigate cybersecurity risks. In 2021, the Company’s chief information officer also reported to the full Board on the Company’s cybersecurity programs and risk mitigation efforts.

The Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s compensation plans. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation policies and practices. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every few years. In 2021, the compensation consultant conducted the broader review of all compensation arrangements. For more information about that assessment see “Compensation Risks” below.

The NESG Committee manages risks associated with the independence of the Board, potential conflicts of interest of Board members and the Company’s corporate governance structure. In addition, the NESG Committee oversees the Company’s ESG programs, initiatives and related risks, which include the Company’s environmental, health and safety, DEI, philanthropy, global citizenship and other social and governance programs and policies. Management reports to the NESG Committee several times a year on the Company’s safety programs and statistics as well as the Company’s DEI strategy and goals.

CORPORATE GOVERNANCE (CONTINUED)

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all of the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the Chair and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the magnitude of the various risks facing the Company.

Compensation Risks

The Compensation Committee’s compensation consultant conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2021, the Company’s compensation consultant analyzed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and whether incentive designs include appropriate risk-mitigation provisions. In addition, the compensation consultant assessed all of the Company’s incentive programs, including sales incentives and incentive plan awards at all levels. After reviewing the compensation consultant’s analysis, the Compensation Committee concluded that none of the Company’s compensation arrangements encourage excessive risk taking and are consistent with the structure and design of other companies of similar size and industry sector. The Company utilizes the following risk-mitigating design features:

•	The Company uses multiple and diverse performance metrics in incentive plans;

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The Company utilizes multiple long-term incentive vehicles, with PSA that have overlapping three-year performance cycles;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging of Company stock and a formal clawback policy.

As described in our CD&A, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Meeting Attendance

Each director attended 100% of the total meetings of the Board and committees of the Board of which the director was a member during 2021. The Board and its committees held the following number of meetings during 2021:

Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged to attend the Annual Meeting of Stockholders. Our 2021 Annual Stockholder Meeting was held virtually and all of the directors attended.

CORPORATE GOVERNANCE (CONTINUED)

Board Committees

The Board has established an Audit Committee, a Compensation Committee, an Executive Committee and a NESG Committee. A list of current Committee memberships may be found on the Company’s website at https://ir.fbhs.com/committees-and-charters. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	NESG
Amit Banati	X	X
Irial Finan		X		X
Nicholas I. Fink			X
Ann F. Hackett		X		X
Susan S. Kilsby		X	C	X
A. D. David Mackay	X	C	X
John G. Morikis	X	X
Jeffery S. Perry	X			X
David M. Thomas	X		X	C
Ronald V. Waters, III	C		X	X

 An “X” indicates membership on the committee.

 A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the Company’s financial statements, the financial reporting process and the Company’s system of internal controls; (ii) the Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; (iv) performance of the Company’s external and internal auditors; and (v) the Company’s enterprise risk management program, which includes oversight of cybersecurity related risks.

Each member of the Audit Committee (Messrs. Banati, Mackay, Morikis, Perry, Thomas and Waters), is financially literate. In addition, Messrs. Banati, Mackay, Perry, Thomas and Waters each have accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee

The Compensation Committee’s primary function is to assist the Board in attracting and retaining high quality leadership by (i) developing and critically reviewing the Company’s executive compensation program design and pay philosophy; and (ii) setting the compensation of the Company’s executive officers, which includes the presidents of the Company’s principal business segments, in a manner that is consistent with competitive practices and Company, business segment and individual performance.

As required by its charter, each member of the Compensation Committee (Messrs. Banati, Finan, Mackay and Morikis and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has (i) served as one of the Company’s officers or employees, or (ii) had a relationship requiring disclosure under Item 404 of Regulation S-K.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives, program design and plan provisions, and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation and related program designs provided to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation.

The Chief Executive Officer attends meetings of the Compensation Committee, except for portions of meetings where his performance or compensation is being discussed. The Chief Executive Officer’s feedback on each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary, target annual incentive and long-term equity compensation determinations. See pages 22-32 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2021.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Willis Towers Watson (“WTW”) has served as the Compensation Committee consultant since 2020. In 2021, WTW received fees of approximately $179,000 for executive compensation related services provided to the Compensation Committee. WTW also provided certain human capital, benefits and corporate risk and brokering services to the Company for which WTW received approximately $850,000. The Compensation Committee did not review or approve these additional services provided by WTW to the Company because they are of the type directly secured by management in the ordinary course of business. In their capacity as outside compensation consultant, WTW reported directly to the Compensation Committee and provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal, regulatory and governance considerations;

•	Performed an assessment of the Company’s compensation peers;

•

Provided market data (including compiling compensation data and related performance data) as background for decisions regarding the compensation of the Chief Executive Officer and other executive officers;

•	Performed an assessment of risks associated with the Company’s compensation structure and design; and

•

Attended Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

CORPORATE GOVERNANCE (CONTINUED)

Executive Committee

The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of merger.

Nominating, Environmental, Social and Governance Committee

The NESG Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) review the qualifications and independence of directors and provide recommendations to the Board regarding composition of the committees; (iv) develop and recommend changes to the Company’s corporate governance framework including the Company’s corporate governance principles; (v) oversee the process of the evaluation of the Board and management; and (vi) oversee the Company’s environmental, social and governance programs, policies and related risks. The NESG Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors and grants annual equity awards to non-employee directors.

As required by its charter, each member of the NESG Committee (Messrs. Finan, Perry, Thomas and Waters and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual.

Other Corporate Governance Resources The Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial
Officers are available on the Company’s website at https://ir.fbhs.com/governing-high-standards. The charters of each committee are also available on the Company’s website at https://ir.fbhs.com/committees-and-charters. A copy of our ESG report and other ESG resources are also available on the Company’s website at https://www.fbhs.com/corporate-responsibility.

DIRECTOR COMPENSATION

Fortune Brands is committed to attracting and retaining qualified and experienced directors to contribute to the Board’s effectiveness and the Company’s goal of maximizing stockholder value. To accomplish this, the Company maintains a non-employee director compensation program that consists of cash retainers and Company stock. Below is a description of the 2021 non-employee director compensation program.

Compensation Element*	Compensation Amount
Cash Retainer	$100,000
Equity Retainer**	$145,000 in Company Common stock
Committee Chair Fee	$15,000 for service as Chair of the Audit Committee, Compensation Committee or the NESG Committee
Committee Membership Fee	$7,500 for service on the Audit Committee, Compensation Committee or the NESG Committee
Board Chair Fee	$200,000
Stock Ownership Guidelines***	Ownership of common stock equivalent to five times the annual cash retainer within five years of joining the Board

*	Cash compensation elements are pro-rated to reflect the portion of the year the director served on the Board or committee, or as Chair of a committee.

**	Directors may elect to defer receipt of their annual stock awards until the January following the year in which the individual ceases serving as a director of the Company.

***	All of our directors currently meet the multiple or fall within the five-year time period allowed to meet the multiple under the Stock Ownership Guidelines.

Cash Retainers

In February 2021, after analyzing peer company director compensation and receiving input from WTW, the Board approved an annual retainer for the non-executive Chair of $200,000; increased the annual cash retainer from $90,000 to $100,000; and added an annual cash fee for members of the NESG Committee of $7,500. The increase in the annual cash retainer was pro-rated from the effective date of the change.

Stock Awards

In 2021, after analyzing peer company director compensation and receiving input from WTW, the Board approved an increase in the dollar value of the 2021 annual stock grant from $135,000 to $145,000. In May 2021, each non-employee director received an annual stock grant that was determined by dividing the dollar value of the annual stock grant ($145,000) by the closing price of the Company’s stock on the grant date $107.73, rounded to the nearest share. Accordingly, 1,346 shares of Company stock were granted to each of the non-employee directors.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of our stockholders, the Board maintains Stock Ownership Guidelines for non-employee directors. The guidelines encourage non-employee directors to own Company stock with a fair market value equal to five times the annual cash fee ($500,000) and allow directors five years from the date of election to meet the guidelines. Shares owned directly by a director, the director’s spouse, minor children sharing the same home and any trust in which the director is a trustee with voting and investment power, as well

DIRECTOR COMPENSATION (CONTINUED)

as any shares that have been granted to a director, but receipt has been deferred pursuant to the Company’s Deferred Compensation Plans, are counted towards ownership. For information about the beneficial ownership of the Company’s securities held by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 53-54.

2021 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Amit Banati	$113,528	$145,005	n/a	n/a	n/a	$ 936	$259,469
Irial Finan	$113,528	$145,005	n/a	n/a	n/a	$ 936	$259,469
Ann F. Hackett	$118,597	$145,005	n/a	n/a	n/a	$ 974	$264,576
Susan S. Kilsby	$313,528	$145,005	n/a	n/a	n/a	$ 974	$459,507
A.D. David Mackay	$123,459	$145,005	n/a	n/a	n/a	$ 936	$269,400
John G. Morikis	$113,528	$145,005	n/a	n/a	n/a	$5,936	$264,469
Jeffery S. Perry	$111,319	$145,005	n/a	n/a	n/a	$5,936	$262,260
David M. Thomas	$128,528	$145,005	n/a	n/a	n/a	$5,974	$279,507
Ronald V. Waters	$128,528	$145,005	n/a	n/a	n/a	$5,974	$279,507

* Although Mr. Fink serves as member of the Board, he does not receive any additional compensation for such service.

(1)

Mr. Perry received a pro-rata portion of his committee cash retainer based on his committee service commencement date. Mr. Mackay and Ms. Hackett received a pro-rata portion of the Compensation Committee chair retainer based on service in that position.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $107.73 per share. As of December 31, 2021, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 34,815, 5,742, and 2,914, respectively.

(3)

Included in this column are premiums paid for group life insurance coverage and the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to Company employees, and costs associated with the Company’s concierge health service program and director insurance programs. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes the Fortune Brands’ executive compensation program and explains how the Compensation Committee made compensation decisions for the following NEOs in 2021*:

Nicholas I. Fink	Patrick D. Hallinan	R. David Banyard, Jr.	Cheri M. Phyfer	Brett E. Finley	Robert K. Biggart
Chief Executive Officer	Senior Vice President & Chief Financial Officer	President Cabinets	President Plumbing	President Outdoors & Security	Former Senior Vice President, General Counsel & Secretary

*	Pursuant to SEC disclosure rules, we are required to include Mr. Biggart as an additional NEO; however, he retired from the Company on December 31, 2021.

This CD&A is divided into the following sections:

Section	Page Number
Executive Summary	22
Results of the 2021 Say on Pay Vote	24
Philosophy and Process for Awarding NEO Compensation	24
Types and Amounts of NEO Compensation Awarded in 2021	26

EXECUTIVE SUMMARY1

Business Highlights

The Company delivered strong 2021 results growing Net Sales 26% and EPS 41% (or 37% on a before charges/gains basis), despite facing numerous external challenges including supply chain disruptions and inflation. While demand for our products remained strong throughout the year, it was our teams’ efforts that allowed the Company to combat these challenges and deliver above market performance for our stockholders. During 2021, we advanced our Fortune Brands Advantage capabilities, continued investing in our brands to drive innovation and expand capacity and fulfill our service commitments to our customers. Despite the challenging environment, we also continued to advance our ESG initiatives. In addition to continuing to make safety a priority throughout the Company, we are advancing our DEI strategy and our water conservation and recycling efforts and we have set carbon emission reduction and renewable energy goals.

We believe that the actions taken by the leadership team in 2021 have positioned the Company to continue to grow and create long-term value for our stockholders. We also believe that our compensation program and the goals used within our program continue to incentivize and reward performance. The following graphics highlight our three-year growth and performance on key metrics used in our compensation program:

[1]

All references to earnings per share (EPS), operating income (OI), and earnings before interest, taxes, depreciation and amortization (EBITDA) shown in this CD&A are unaudited and on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions and a description of the methodology of these non-GAAP measures, as well as a description of the non-GAAP measures used to determine incentive compensation.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

*

OI, EPS and EBITDA shown above are on a before charges/gains basis. On a GAAP basis, the Company’s 2019 OI was $698.5, 2020 OI was $801.4 and 2021 OI was $1,090.4 resulting in a 56% increase; 2019 EPS was $3.06, 2020 EPS was $3.94 and 2021 EPS was $5.54, resulting in a 81% increase; and 2019 Net Income was $431.3 million, 2020 Net Income was $554.4 million and 2021 Net Income was $772.4 million, resulting in a 79% increase. See Appendix A for a reconciliation of these non-GAAP to GAAP OI, EPS and EBITDA measures.

2021 Compensation Highlights

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. The Compensation Committee believes that our compensation program incentivizes high performance by providing a significant amount of compensation as equity, utilizing both short-term and long-term incentives tied to Company performance and balancing fixed (base salary) and variable (annual cash incentive and equity) compensation. The material components of our executive compensation program are summarized in the following chart:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2021 NEO Annual Total Target Compensation

The following chart summarizes annual total target compensation awarded to each NEO in 2021:

Summary of 2021 NEO Annual Total Target Compensation

Named Executive Officer	2021 Annual Base Salary(1)	2021 Annual Incentive Target Value	2021 Long- Term Incentive Award Target Value(2)	2021 Total Target Compensation
Nicholas I. Fink	$1,160,000	$1,450,000	$6,150,000	$8,760,000
Patrick D. Hallinan	$680,000	$544,000	$1,900,000	$3,124,000
R. David Banyard, Jr.	$740,000	$592,000	$2,150,000	$3,482,000
Cheri M. Phyfer	$630,000	$504,000	$1,575,000	$2,709,000
Brett E. Finley	$600,000	$480,000	$1,375,000	$2,455,000
Robert K. Biggart	$570,000	$427,500	$1,200,000	$2,197,500

(1)	The amounts listed in this column reflect annual base salary in effect as of December 31, 2021.

(2)

Includes the value of the annual target incentive equity awards, expressed as the aggregate grant date fair value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 12 to the consolidated financial statement contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”).

RESULTS OF THE 2021 SAY ON PAY VOTE

The Compensation Committee and Board value the input of our stockholders. 93.2% of the votes cast at our 2021 Annual Stockholder Meeting were in support of the Company’s executive compensation program.

Over the past five years, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of 93.7% of the votes cast for the Company’s annual say on pay vote. The Compensation Committee interpreted the high level of stockholder support as endorsement of the Company’s executive compensation program and did not make any changes to the Company’s executive compensation program in response to the 2021 Say on Pay vote.

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

Our executive compensation program is designed to reward NEOs for the achievement of both short-term and long-term financial, strategic and operational goals that lead to the creation of long-term stockholder value. The executive compensation program is designed to:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Peer Group and Market Data

The Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate our compensation arrangements (the “Peer Group”). With the help of the Compensation Committee’s consultant, each year the Committee reviews the Peer Group and decides whether any changes should be made. As recommended by WTW, the Committee’s compensation consultant, the Compensation Committee decided not to change the Peer Group for 2021, other than to replace Ingersoll Rand Plc with Trane Technologies, Inc. following its spin-off. The 2021 Peer Group consisted of the following companies:

2021 Peer Group
• Allegion plc	• Lennox International Inc.	• RPM International Inc.
• A.O. Smith Corporation	• Masco Corporation	• The Sherwin-Williams Company
• Ball Corp.	• Mohawk Industries, Inc.	• Snap-On Inc.
• Borgwarner Inc.	• Newell Brands Inc.	• Stanley Black & Decker, Inc.
• Dover Corp.	• Owen Corning Inc.	• Trane Technologies, Inc.
• JELD-WEN Holding, Inc.	• Parker-Hannifin Corp.	• Whirlpool Corporation
• Leggett & Platt, Incorporated	• Pentair plc

FORTUNE BRANDS vs. PEER GROUP (1)

(1) Reflects 2020 fiscal year-end results, which were used at the time the Peer Group was compiled.

WTW provided the Compensation Committee with market data to use in setting each element of compensation of the NEOs for 2021. This market data primarily consisted of revenue size adjusted general industry data received from WTW, supplemented with peer group proxy data.

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience and impact of individual executives, and individual performance. In determining executive compensation, the Compensation Committee considers all forms of compensation and uses tools – such as tally sheets and market data – to review the value delivered by each component of compensation. When evaluating total target compensation, the Compensation Committee generally strives to set NEO compensation around the 50th percentile of the market data. The Compensation Committee may, however, determine that it is appropriate for total target compensation or any particular element of compensation to exceed or fall below the 50th percentile of the market data for an NEO. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities and internal pay equity.

Evaluating NEO Performance

All NEOs undergo an annual performance appraisal. For the evaluation of our CEO, the Compensation Committee, in conjunction with the Chair of the Board, conducted a formal evaluation of the CEO’s performance against certain financial, operational, business strategy (including advancing the Company’s ESG and DEI strategies) and personal development goals established at the beginning of the year. Progress against these goals, including those relating to ESG and DEI initiatives, are regularly reviewed throughout the year with the NESG Committee and the Board. At the end of the year, the Board discusses the CEO’s accomplishments and achievement of the goals with the CEO and in executive session without the presence of the CEO. Following the annual

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

performance review, the Compensation Committee utilizes market data provided by the compensation consultant to set the CEO’s annual total target compensation based on the results of the performance assessment. For the other NEOs, the CEO reviews and evaluates each of their performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee reviews the CEO’s recommendations and market data from the compensation consultant and then independently sets each of the other NEO’s annual total target compensation.

Maintaining Best Practices

The Compensation Committee maintains policies to protect the interests of our stockholders and follow best practices in corporate governance. The chart below summarizes these policies.

What We Do

✓  Pay for Performance A vast majority of NEO annual total target compensation is tied to Company performance. In 2021, 87% of Mr. Fink’s and 77% (on average) of our other NEOs’ annual total target compensation was pay-at-risk.

✓ Independent Compensation Consultant advises the Compensation Committee on executive compensation matters.
✓ Maximum Payouts on Incentives Annual cash incentive awards and PSA payouts are capped at 200% of target.	✓ Tally Sheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓  Double-Trigger in Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

✓  Robust Stock Ownership Guidelines We maintain rigorous stock ownership guidelines for NEOs. Executives are required to hold 50% of net shares from the vesting of PSAs and RSUs until the ownership requirement is met.

✓ Clawback Policy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.	✓ Executive Sessions The Compensation Committee periodically meets in executive session without the presence of management.

What We Don’t Do
✘ No Employment Contracts NEOs and other executive officers are employees “at will”. The Company does not have employment contracts with any of its NEOs or other executive officers.

✘ No Hedging or Pledging Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock.

✘ No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control and related termination or for perquisites (other than relocation expenses).

✘ No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without stockholder approval is prohibited (except in the event of certain extraordinary corporate events).

✘ No Excessive Perquisites Perquisites are limited to the executive health program and other benefits generally available to employees, such as company product purchase programs. Certain executives have limited personal use of Company aircraft, subject to reimbursement obligations.

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2021

Pay-at-Risk Compensation2

As part of 2021 annual target compensation, the Company provided both fixed (base salary) and variable (annual bonus, PSAs, RSUs and stock options) compensation to the NEOs. The vast majority of annual target compensation is at risk because the compensation that is actually paid is dependent upon the Company’s performance or stock price. As a result, the amount of compensation actually paid to an NEO may significantly vary from the NEO’s target compensation.

[2]

Mr. Biggart retired from the Company on December 31, 2021. In anticipation of his retirement, Mr. Biggart’s 2021 annual equity grant was comprised entirely of RSUs. Due to this difference in the equity mix compared to the other NEOs, his compensation has been eliminated in the compensation pay mix shown in the chart, however, his total compensation is included in the percentage of pay-at-risk.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following charts show each element of 2021 annual target compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and the average for the other NEOs. These charts illustrate annual target compensation.

As shown in the charts above, a significant portion of the compensation granted to our NEOs was equity and pay-at-risk. Equity grants represented 70% of Mr. Fink’s annual total target compensation and 60% (on average) of the other NEOs’ annual total target compensation. 87% of Mr. Fink’s annual total target compensation was pay-at-risk and 77% (on average) of the other NEOs’ annual total target compensation was pay-at-risk.

2021 Compensation

Base Salary

Base salaries provide a fixed level of cash compensation and are paid in order to attract and retain our NEOs. The Compensation Committee sets each NEO’s base salary to be appropriate and commensurate with the NEO’s position, experience and performance.

For 2021, the Compensation Committee increased the annual base salaries for each NEO to better align with competitive market data and in recognition of each individual’s prior year performance. Below are the 2021 and 2020 annual base salaries for each NEO:

Named Executive Officer	2021	2020
Nicholas I. Fink	$1,160,000	$1,100,000
Patrick D. Hallinan	$680,000	$635,000
R. David Banyard, Jr.	$740,000	$720,000
Cheri M. Phyfer	$630,000	$590,000
Brett E. Finley	$600,000	$587,000
Robert K. Biggart	$570,000	$552,000

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards (“bonus”) reinforce a pay for performance culture because the payment is based on the Company’s financial and operational results. Each year, the Compensation Committee sets a percentage of base salary to determine each NEO’s bonus payout at 100% of target.

The Compensation Committee adjusted the percentage of base salary to determine the 2021 bonus awards for Ms. Phyfer and Mr. Finley. The percentage of their base salary was increased from 75% to 80% to better align with market data and for internal pay equity purposes. The Committee did not make adjustment to any other NEO’s percentage of base salary. The percentages in 2021 for each NEO were:

Named Executive Officer	Percentage of Base Salary 2021
Nicholas I. Fink	125%
Patrick D. Hallinan	80%
R. David Banyard, Jr.	80%
Cheri M. Phyfer	80%
Brett E. Finley	80%
Robert K. Biggart	75%

The bonus payouts are based on the achievement of the performance goals and can range from 0% to 200% of target. To establish challenging performance goals under the annual incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2020, and the 2021 expected growth rate in the home products market, the Company’s three year operating plan and key assumptions relating to share gains, pricing, material inflation and productivity. For 2021, the Compensation Committee approved the following performance metrics and weighting for bonus awards:

*	For Messrs. Banyard and Finley, this metric was OM for their respective business segments, Cabinets and Outdoors & Security. For Ms. Phyfer, this metric was Sales Growth Above Market for GPG.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee believes that the performance measures chosen for the 2021 bonus awards focus executives on maximizing sales and profitability for the Company. The following table sets forth the minimum (0% payout), target (100% payout) and maximum (200% payout) financial performance measures, the actual performance results, the percentage payout and the amount paid to each NEO for the 2021 annual cash incentive awards:

2021 Annual Cash Incentive Performance Goals and Results
	Performance and Goals(1)				Results and Awards

Named Executive Officer	Performance and Weighting Metric	Minimum Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance(2)	% of Payout	Amount Paid(3)

Nicholas I. Fink	EPS(60%) RONTA(20%) WCE(20%)	$4.27 45.4% 17.4%	$4.95 52.0% 16.0%	$5.63 58.6% 14.8%	$5.74 57.0% 15.7%	174.8%	$2,534,600

Patrick D. Hallinan	EPS(60%) RONTA(20%) WCE(20%)	$4.27 45.4% 17.4%	$4.95 52.0% 16.0%	$5.63 58.6% 14.8%	$5.74 57.0% 15.7%	174.8%	$950,912

R. David Banyard, Jr.	OI(60%) OM(20%) WCE(20%)	$260.7 10.9% 14.9%	$308.5 11.8% 13.7%	$356.3 12.6% 12.7%	$292.3 10.2% 13.1%	77.8%	$460,576

Cheri M. Phyfer	OI(60%) SALES(20%) WCE(20%)	$462.9 1.1% 17.4%	$521.9 3.1% 16.0%	$580.9 5.1% 14.8%	$626.4 12.1% 15.6%	183.3%	$923,832

Brett E. Finley	OI(60%) OM(20%) WCE(20%)	$255.7 14.3% 20.6%	$301.3 15.5% 18.9%	$346.9 16.5% 17.5%	$305.4 15.0% 19.7%	92.1%	$442,080

Robert K. Biggart	EPS(60%) RONTA(20%) WCE(20%)	$4.27 45.4% 17.4%	$4.95 52.0% 16.0%	$5.63 58.6% 14.8%	$5.74 57.0% 15.7%	174.8%	$747,270
(1)

OI minimum, target and maximum performance measures and actual performance results are shown in millions. Goals for Messrs. Fink, Hallinan and Biggart were based on Fortune Brands’ results, while goals for Messrs. Banyard and Finley and Ms. Phyfer were based on their respective business segments. For Ms. Phyfer, Sales Growth Above Market was determined by calculating the percentage change in GPG’s annual sales in excess of the percentage change in the Plumbing market’s prior year sales.

(2)

EPS, OI and OM actual performance were adjusted to exclude the effect of currency fluctuations. See “Use of Non-GAAP Financial Information in Connection with Incentive Compensation” included in Appendix A for a description of all adjustments.

Long-Term Equity Awards

The Compensation Committee believes that equity compensation reinforces a pay for performance culture and aligns the interests of management with those of our stockholders. Annually, the Compensation Committee sets a target equity award value and determines the types of equity to award.

The 2021 annual equity award for NEOs consisted of 50% performance share awards (“PSAs”), 25% restricted stock units (“RSUs”) and 25% stock options. In setting 2021 target long-term equity award values, the Compensation Committee considered competitive market data and the individual performance of each NEO. The Compensation Committee adjusted the target long-term equity award values granted to all NEOs in recognition of prior year performance. In addition, the award values for Messrs. Fink and Hallinan and Ms. Phyfer were increased to better align with market data for similar positions. Below are the target equity award values for 2021 and 2020 for each NEO:

Named Executive Officer	2021 Target Equity Award Value	2020 Target Equity Award Value
Nicholas I. Fink	$6,150,000	$5,525,000
Patrick D. Hallinan	$1,900,000	$1,700,000
R. David Banyard, Jr.	$2,150,000	$2,000,000
Cheri M. Phyfer	$1,575,000	$1,350,000
Brett E. Finley	$1,375,000	$1,300,000
Robert K. Biggart	$1,200,000	$1,150,000

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

In anticipation of Mr. Biggart’s retirement, his equity award was granted solely in RSUs that were scheduled to vest on December 27, 2021, subject to his continued employment through such date.

Performance Share Awards: PSAs awarded to the NEOs in 2021 will be settled in shares of the Company’s common stock based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 75%) and return on invested capital (“ROIC”) (weighted 25%) for the three year performance period from January 1, 2021 to December 31, 2023. Payouts may range from 0% to 200% of the target award based on performance. If the Company fails to achieve the minimum performance threshold, none of the PSAs will vest. PSAs will be settled following completion of the performance period and certification of the performance results by the Compensation Committee (in early 2024).

The Compensation Committee based the performance goals on EBITDA and ROIC because it believes that these metrics incentivize management to grow earnings and aligns the interests of management with our stockholders. The Compensation Committee believes that awarding PSAs with a cumulative three year performance goal drives long-term sustained growth and, as a result, management is rewarded if the long-term growth goals are exceeded. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected three year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity.

RSUs and Stock Options: The Compensation Committee believes that both RSUs and stock options incent NEOs to increase stockholder returns and align the interests of NEOs with stockholders. RSUs granted to the NEOs generally vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. RSUs serve as a long-term retention tool in a cyclical business because the NEO must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. As noted above, Mr. Biggart’s 2021 RSU grant vested on December 27, 2021, subject to his continued employment through such date. The Compensation Committee believes that RSUs represent at-risk compensation since their value is linked directly to share price.

Stock options allow an NEO to purchase a specific number of shares of Company stock at a fixed price (i.e., the share price set on the grant date). The 2021 stock options vest in three equal annual installments, assuming the NEO remains employed through each vesting date, and expire ten years from the grant date. The Compensation Committee believes that stock options are performance-based and at-risk because the NEO only realizes value to the extent the Company’s stock price increases after the grant date.

2019-2021 Performance Share Awards Payout

In 2019, the Compensation Committee awarded NEOs with PSAs to be settled in early 2022 if the Company achieved certain EBITDA and ROIC goals during the cumulative performance period from January 1, 2019 through December 31, 2021, with EBITDA weighted 75% and ROIC weighted 25%. The Compensation Committee certified a payout level of 200% of target. The threshold, target and maximum goals and the Company’s actual results were as follows:

2019-2021 PSA Target EBITDA and ROIC Goals and Results

Metric	Threshold	Target	Maximum	Actual Performance	% of Payout
EBITDA (75%)(1)	$2,700	$2,850	$3,000	$3,245.8	200.0%
ROIC (25%)	12.6%	13.5%	14.3%	14.6%

(1)	Dollar amounts in this row are reported in millions. See Use of Non-GAAP Financial Information in Connection with Incentive Compensation” included in Appendix A for a description of all adjustments.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Based on the achievement of these results, the NEOs received the following number of shares of Company stock pursuant to the terms of the 2019-2021 PSAs:

Named Executive Officer	Shares Earned
Nicholas I. Fink	62,966
Patrick D. Hallinan	33,480
Cheri M. Phyfer	20,988
Brett E. Finley	25,110
Robert K. Biggart	22,494

Benefits

Retirement

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Qualified Savings Plan”), a tax-qualified defined contribution 401(k) plan. The Compensation Committee believes that the Qualified Savings Plan benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

In addition to the Qualified Savings Plan, the Company provides non-qualified retirement benefits for contributions that would have been made under the tax-qualified plan but for limitations imposed by the Internal Revenue Code (the “Code”). Please see the narratives and the “2021 Nonqualified Deferred Compensation” table on page 38 of this Proxy Statement for further information regarding these retirement benefits.

The Company froze pension plan benefit accruals in 2016 and as a result none of the NEOs are entitled to a benefit under these plans, with the exception of Mr. Hallinan who retains a retirement benefit that accrued while he was an employee of MasterBrand Cabinets from 2005 through 2008.

Severance

The Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Severance Agreements”) with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a “qualifying termination of employment” (i.e., termination by the Company without “cause” or by the NEO for “good reason”) or in the event of a qualifying termination of employment following a change in control. See the “2021 Potential Payments Upon Termination or Change in Control” table on page 39 below.

The Compensation Committee believes that it is appropriate to provide NEOs with the protections afforded under these Severance Agreements and that doing so helps the Company remain competitive with market practices and attract and retain superior talent. The Compensation Committee also believes that these Severance Agreements promote management independence and keep management focused on the Company’s business in the face of any potential change in control events.

All of the Severance Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross ups under the Severance Agreements, including those related to the change-in-control related excise taxes imposed under the Code.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Perquisites

All NEOs were provided with an executive health program that provides all NEOs with annual medical examinations. The Company also provides broad-based plans, which are generally available to employees such as matching on charitable contributions and company product purchase programs. In 2021, the Company provided a limited number of perquisites to the NEOs, which included limited use of Company aircraft by Messrs. Fink, Hallinan and Biggart (the costs of which were reimbursed to the Company based on the cost of a first class airplane ticket for each passenger on a personal flight).

Policies

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is: (1) a significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment; or (2) a restatement of the Company’s financial statements for any year which results from fraud or willful misconduct committed by an award holder. An executive’s unvested RSUs and PSAs and both unvested and vested but unexercised stock options are forfeited and cancelled in the event an executive’s employment is terminated for cause under the terms and conditions of these awards.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for NEOs and other Company executives, which require them to hold a number of shares equal to a multiple of their annual base salary. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	3
Division Presidents	3
Senior Vice Presidents	3
Vice Presidents	1

Executives have five years from the date of hire or date of promotion to acquire the requisite amount of stock and are required to hold 50% of net shares acquired from the vesting of PSAs and RSUs until the ownership guidelines are met. All of the NEOs currently meet the multiple or fall within the time period allowed to meet the multiple under the stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee

A.D. David Mackay, Chair

Amit Banati

Irial Finan

Ann F. Hackett

Susan S. Kilsby

John G. Morikis

2021 EXECUTIVE COMPENSATION

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
	A	B	C	D	E	F	G	H	I
Nicholas I. Fink	2021	1,148,462	0	4,612,510	1,537,493	2,534,600	0	337,316	10,170,381
Chief Executive Officer	2020	1,097,138	0	4,643,703	1,881,263	1,765,088	0	228,782	9,615,974
	2019	804,569	0	2,249,988	749,997	717,440	0	143,684	4,665,678
Patrick D. Hallinan	2021	671,346	0	1,424,973	474,993	950,912	0	128,554	3,650,778
Senior Vice President and	2020	630,897	0	1,525,010	675,011	655,828	18,000	116,932	3,621,678
Chief Financial Officer	2019	605,000	0	1,200,007	400,005	427,763	24,000	81,060	2,737,835
R. David Banyard, Jr.	2021	736,154	0	1,612,465	537,498	460,576	0	19,700	3,366,393
President, Cabinets	2020	720,000	0	1,724,968	725,011	471,744	0	17,142	3,658,865
	2019	69,231	725,000	2,749,989	0	0	0	124	3,544,344
Cheri M. Phyfer	2021	623,077	0	1,181,260	393,757	923,832	0	69,466	3,191,392
President, Plumbing	2020	575,229	0	1,512,464	537,486	673,485	0	53,862	3,352,526
Brett E. Finley	2021	597,750	0	1,031,249	343,749	442,080	0	148,002	2,562,830
President, Outdoors & Security	2020	555,856	0	1,125,017	474,995	561,759	0	68,663	2,786,290
	2019	566,154	0	1,399,960	300,001	338,153	0	29,740	2,634,008
Robert K. Biggart	2021	566,539	0	1,200,001	0	747,270	0	107,362	2,621,172
Former Senior Vice President, General Counsel & Secretary
(1)	Salary: Base salaries shown for all NEOs represent the actual amount paid during the year.

(2)

Stock Awards: The amounts listed in column D for 2021 represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2021. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

The amounts included in this column for the PSAs granted during 2021 are calculated based on the probable outcome that the target performance level will be achieved. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2021 would be: $6,150,014 for Mr. Fink; $1,900,022 for Mr. Hallinan; $2,150,012 for Mr. Banyard; $1,575,072 for Ms. Phyfer and $1,374,940 for Mr. Finley.

(3)

Option Awards: The amounts listed in column E for 2021 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2021. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

(4)	Non-Equity Incentive Plans: Column F lists amounts earned under the annual cash incentive plan.

(5)

Change in Actuarial Value of Pension Benefits: Column G includes the change in actuarial value of the tax-qualified and non-qualified defined benefit pension plan benefits previously accrued by Mr. Hallinan from 2005 through 2008. In 2021, the change in Mr. Hallinan’s actuarial value was negative in the amount of ($3,000). Messrs. Fink, Banyard, Phyfer, Biggart and Finley are not eligible to participate in any of the Company’s defined benefit pension plans. The narrative and 2021 Pension Benefits table on pages 37-38 provide additional detail about the pension plan.

(6)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)

Matching Contributions and Qualified Non-Elective Contributions to the Savings Plan. Matching contributions for 2021 to the Savings Plan were made by Fortune Brands in the amount of $13,050 for Messrs. Fink, Hallinan and Biggart and by MasterBrand Cabinets for Mr. Banyard in the amount of $14,500. A Qualified Non-Elective contribution was made by Therma-Tru in the amount of $8,700 for Mr. Finley.

(b)

Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2021 to the Savings Plan were made by Fortune Brands in the amount of $19,608 for Messrs. Fink, Hallinan and Biggart, by Global Plumbing Group in the amount of $14,500 for Ms. Phyfer and by Therma-Tru in the amount of $8,700 for Mr. Finley.

(c)

Profit Sharing Contributions to Supplemental Plans. The following contributions were made to the Fortune Brands Home & Security, Inc. Supplemental Retirement Plan for 2021: $196,766 for Mr. Fink; $77,788 for Mr. Hallinan and $60,826 for Mr. Biggart. A contribution was made to the Global Plumbing Group Supplemental Retirement Plan for Ms. Phyfer in the amount of $50,328. A contribution was made to the Therma-Tru Supplemental Executive Retirement Plan for Mr. Finley in the amount of $52,171. These contributions would have been made under the Qualified Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to the executives’ Supplemental Plan accounts in early 2022.

2021 EXECUTIVE COMPENSATION (CONTINUED)

(d)

Other: Included in column H for each NEO are costs associated with the Company’s executive health program. In 2021, limited use of the Company’s aircraft was provided to Messrs. Fink, Hallinan and Biggart, who each reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on estimated variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2021, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Fink was $93,523, by Mr. Hallinan was $8,174, and by Mr. Biggart was $4,119, which is reflected in column H.

In connection with Mr. Finley’s relocation of his personal residence, column H includes relocation expenses (principally, costs associated with the sale of his home and moving expenses) in the amount of $53,894. This column also includes reimbursement for taxes which were made to make Mr. Finley whole for expenses incurred in connection with his relocation in the amount of $22,335. If Mr. Finley voluntarily terminates his employment within two years of relocation, he will be required to reimburse a portion of the amount.

2021 GRANTS OF PLAN-BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
Name and Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas I. Fink
2/22/21(2)	$0	$1,450,000	$2,900,000
2/22/21(3)								62,627	$86.94	$1,537,493
2/22/21(4)							17,639			$1,537,503
2/22/21(5)				0	35,278	70,556				$3,075,007
Patrick D. Hallinan
2/22/21(2)	$0	$544,000	$1,088,000
2/22/21(3)								19,348	$86.94	$474,993
2/22/21(4)							5,449			$474,962
2/22/21(5)				0	10,899	21,798				$950,011
R. David Banyard, Jr.
2/22/21(2)	$0	$592,000	$1,184,000
2/22/21(3)								21,894	$86.94	$537,498
2/22/21(4)							6,166			$537,459
2/22/21(5)				0	12,333	24,666				$1,075,006
Cheri M. Phyfer
2/22/21(2)	$0	$504,000	$1,008,000
2/22/21(3)								16,039	$86.94	$393,757
2/22/21(4)							4,517			$393,724
2/22/21(5)				0	9,035	18,070				$787,536
Brett E. Finley
2/22/21(2)	$0	$480,000	$960,000
2/22/21(3)								14,002	$86.94	$343,749
2/22/21(4)							3,944			$343,779
2/22/21(5)				0	7,887	15,774				$687,470
Robert K. Biggart
2/22/21(2)	$0	$427,500	$855,000
2/22/21(4)							13,767			$1,200,001

(1)

For stock options, the grant date fair value is based on the Black-Scholes value of $24.55. The grant date fair value of PSAs and RSUs was determined based upon the average of the high and low prices of the Company’s common stock on the grant date: $87.165. Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 12 to the consolidated financial statements contained in the Company’s Form 10-K.

(2)

Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (the “AIP”). The target payout for Messrs. Fink, Hallinan, Banyard, Phyfer, Biggart and Finley is based on 125%, 80%, 80%, 80%, 75% and 80%, respectively, of base salary as of December 31, 2021. See pages 28-29 of the CD&A for further information regarding Annual Cash Incentives.

(3)

This row reflects the number of stock options granted under the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and the grant date fair value of the stock options on the grant date. The 2021 stock options vest ratably in three equal annual installments, subject to continued employment through the applicable vesting dates.

2021 EXECUTIVE COMPENSATION (CONTINUED)

(4)

The amounts in this row reflect the number of RSUs that were granted under the LTIP and the grant date fair value of the RSUs on the grant date. The 2021 RSUs vest in three equal annual installments, subject to continued employment through the applicable vesting dates, except with respect to Mr. Biggart’s award which vested on December 27, 2021.

(5)

The amounts in this row reflect the range of potential payouts for PSAs that were granted under the LTIP for the 2021-2023 performance period. The performance goals for the 2021-2023 PSAs are EBITDA (weighted 75%) and average ROIC (weighted 25%).

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)
Nicholas I. Fink	0	62,627		$86.94	2/22/31	42,287	$4,520,480	75,288	$8,048,287
	0	21,844		$83.07	12/7/30
	32,747	65,493		$69.34	2/24/30
	44,643	22,321		$46.99	3/5/29
	28,269	0		$63.51	2/26/28
	27,261	0		$58.21	2/27/27
	27,600	0		$50.22	2/28/26
Patrick D. Hallinan	0	19,348		$86.94	2/22/31	15,375	$1,643,588	23,210	$2,481,149
	0	10,922		$83.07	12/7/30
	10,076	20,152		$69.34	2/24/30
	23,413	11,706		$47.99	2/21/29
	31,802	0		$63.51	2/26/28
	5,165	0		$65.41	7/3/27
	16,109	0		$58.21	2/27/27
	8,500	0		$50.22	2/28/26
	7,850	0		$47.87	2/23/25
R. David Banyard, Jr.	0	21,894		$86.94	2/22/31	28,222	$3,016,932	26,816	$2,866,630
	0	9,830		$83.07	12/7/30
	11,854	23,708		$69.34	2/24/30
Cheri M. Phyfer	0	16,039		$86.94	2/22/31	16,295	$1,741,936	18,811	$2,010,896
	0	8,737		$83.07	12/7/30
	8,002	16,002		$69.34	2/24/30
	0	7,440		$46.99	3/5/29
Brett E. Finley	0	14,002		$86.94	2/22/31	10,994	$1,175,259	17,301	$1,849,477
	0	6,553		$83.07	12/7/30
	7,705	15,410		$69.34	2/24/30
	17,559	8,780		$47.99	2/21/29
	22,379	0		$63.51	2/26/28
Robert K. Biggart	20,448	0		$69.34	2/24/30	0	$0	8,328	$890,263
	23,595	0		$47.99	2/21/29
	23,557	0		$63.51	2/26/28
	23,544	0		$58.21	2/27/27
	23,600	0		$50.22	2/28/26
	24,400	0		$47.87	2/23/25

(1)	Each outstanding stock option that was exercisable on December 31, 2021 is listed in this column.

2021 EXECUTIVE COMPENSATION (CONTINUED)

(2)

Each outstanding stock option that was not yet exercisable on December 31, 2021 is listed in this column. Generally, stock options vest in three equal annual installments, subject to continued employment through the applicable vesting dates. Stock option granted in December 2020, will vest 50% in 2022 and 50% in 2023, subject to continued employment through the applicable vesting dates. Due to his retirement, all of Mr. Biggart’s outstanding stock options vested in December 2021. The chart below reflects the number of outstanding stock options that will vest during each of 2022, 2023 and 2024 (assuming each NEO’s continued employment through the applicable vesting date):

	Number of Options Vesting by Year
Name	2022	2023	2024
Nicholas I. Fink	86,864	64,544	20,877
Patrick D. Hallinan	33,692	21,986	6,450
R. David Banyard, Jr.	24,066	24,067	7,299
Cheri M. Phyfer	25,155	17,716	5,347
Brett E. Finley	24,428	15,649	4,668

(3)

Each outstanding RSU that had not yet vested as of December 31, 2021 is listed in this column. Generally, RSUs vest in three equal annual installments subject to continued employment through the applicable vesting dates. RSUs granted in December 2020, vest 50% in 2022 and 50% in 2023, subject to continued employment through the applicable vesting dates. Due to his retirement, all of Mr. Biggart’s outstanding RSUs vested in December 2021. The chart below reflects the number of outstanding RSUs that will vest during 2022, 2023 and 2024 (assuming each NEO’s continued employment through the applicable vesting date):

	Number of RSUs Vesting by Year
Name	2022	2023	2024
Nicholas I. Fink	20,826	15,581	5,880
Patrick D. Hallinan	8,173	5,385	1,817
R. David Banyard, Jr.	20,332	5,834	2,056
Cheri M. Phyfer	10,441	4,348	1,506
Brett E. Finley	5,885	3,794	1,315

(4)	This column reflects the value of the outstanding RSUs that have not yet vested using the December 31, 2021 closing price of the Company’s common stock of $106.90.

(5)

The amounts reported in this column are based on achieving target performance goals for PSAs granted in 2020 and 2021, as the performance for each performance period is measured on a cumulative basis and is not determinable until the end of the three year performance period. The PSAs vest based on the Company’s performance over the three year performance period and are subject to the executive’s continued employment through the end of the performance period. The description on page 30 and the footnotes to the table titled “2021 Grants of Plan-Based Awards” on pages 34 and 35 provide additional detail on the PSAs granted in 2021. The chart below reflects the number of PSAs outstanding as of December 31, 2021 (assuming target and each NEO’s continued employment):

	Number of PSA Outstanding By Performance Period
Name	2020-2022	2021-2023
Nicholas I. Fink	40,010	35,278
Patrick D. Hallinan	12,311	10,899
R. David Banyard, Jr.	14,483	12,333
Cheri M. Phyfer	9,776	9,035
Brett E. Finley	9,414	7,887
Robert K Biggart	8,328	0

(6)	This column reflects the value of the PSAs using the December 31, 2021 closing price of the Company’s common stock of $106.90.

2021 EXECUTIVE COMPENSATION (CONTINUED)

2021 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized Upon Vesting ($)(4)
Nicholas I. Fink	0	$ 0	76,981	$7,939,299
Patrick D. Hallinan	0	$ 0	40,683	$4,199,983
R. David Banyard, Jr.	0	$ 0	16,913	$1,674,540
Cheri M. Phyfer	23,715	$1,138,408	26,597	$2,727,169
Brett E. Finley	0	$ 0	43,936	$4,324,795
Robert K. Biggart	20,900	$1,320,194	49,562	$5,157,251

(1)	This column reflects the number of stock options exercised during 2021.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)

This column reflects the number of RSUs that vested in 2021 which were granted in 2018, 2019 and 2020. For Mr. Biggart, this column also includes RSUs granted to him in 2021 that vested in December 2021. This column also reflects the number of shares acquired upon the vesting of PSAs for the 2019-2021 performance period.

(4)	This column reflects the value of RSUs and PSAs calculated using the market value of the shares on the applicable vesting dates.

Legacy Tax-Qualified and Non-Qualified Pension Benefits

The Company maintains legacy tax-qualified pension plans and supplemental non-qualified pension plans. Benefit accruals under these plans were frozen in 2016 and employees who were hired or transferred (as applicable) after the date the plans were frozen were not eligible to receive a benefit. As a result, none of our NEOs participate in our legacy tax-qualified defined benefit pension plans or supplemental non-qualified pension plans, except for Mr. Hallinan. Mr. Hallinan retains an accumulated benefit that accrued while he was employed by MasterBrand Cabinets from 2005 through 2008, during which time he accumulated a pension benefit under the MasterBrand Cabinets, Inc. Pension Plan (“MBCI Plan”) and a supplemental pension benefit under the MasterBrand Cabinets, Inc. Supplemental Retirement Plan (“MBCI SERP”).

The present value of Mr. Hallinan’s accumulated benefits under the qualified and non-qualified plans will continue to fluctuate in the future based on changes in discount rates, actuarial assumptions and the passage of time. Payment of Mr. Hallinan’s tax-qualified pension benefit would be unreduced after attaining age 62. He could commence payment of his benefits as early as age 55 at a reduction rate of 0.5% per month for the first 60 months prior to age 65, and 0.3333% per month for the next 60 months, provided that if payments commence at age 62 or later they are unreduced. Under the MBCI SERP, payment of the benefit is in the form of a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

RETIREMENT AND POST-RETIREMENT BENEFITS 2021 PENSION BENEFITS
Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year
Patrick D. Hallinan	MBCI Plan	3.08	$86,000	0
	MBCI SERP	3.08	$26,000	0

(1)

Mr. Hallinan accrued benefits under the MBCI Plan, a tax-qualified defined benefit pension plan, and the MBCI SERP, a non-qualified defined benefit supplemental pension plan, while he was employed with MasterBrand Cabinets from 2005 through 2008.

(2)

The amounts listed are based on compensation and years of service with MasterBrand Cabinets from 2005 through 2008. The present value of Mr. Hallinan’s accumulated plan benefit was calculated based on assumptions in accordance with FASB ASC 715, which includes the Pri-2012 fully generational mortality table projected to 2021 using Scale MP-2020 and a discount rate of 2.95% for the MBCI Plan and the MBCI SERP. The benefit amounts listed reflect the present value of the accumulated benefit payable in the form of a single life annuity where payments continue for the life of the NEO and cease upon his death. The MBCI Plan provides for payment to be made as a

2021 EXECUTIVE COMPENSATION (CONTINUED)

single-life annuity to unmarried participants and as a qualified joint and survivor annuity for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary. The MBCI SERP only provides for payment to be made in the form of a lump following termination of employment.

Tax Qualified and Non-Qualified Defined Contribution Benefits

Fortune Brands maintains a tax-qualified defined contribution plan (the “Savings Plan”) and each of our businesses make either a matching contribution, a qualified non-elective contribution (“QNEC”) or a profit sharing contribution under the Savings Plan. In 2021, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation, plus 7.5% for amounts above the Social Security wage base limit, for Messrs. Fink, Hallinan and Biggart, 5% for Ms. Phyfer and 3% for Mr. Finley. A portion of the amount of the profit sharing contribution, up to the limitation imposed by the Code, was made to the Savings Plan. Profit sharing contributions in excess of the limitation imposed by the Code were contributed to the FBHS SERP on behalf of Messrs. Fink, Hallinan and Biggart, to the Global Plumbing Group Supplemental Plan (the “GPG SERP”) on behalf of Ms. Phyfer and to the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”) on behalf of Mr. Finley. Mr. Banyard does not receive a profit sharing contribution under the Savings Plan. Messrs. Fink and Hallinan retain accounts under the GPG SERP holding supplemental non-qualified profit sharing contributions made to each of them while they were previously employed by Moen.

FBHS SERP and GPG SERP profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS SERP and the GPG SERP pay any defined contribution amounts, in the form of a lump sum following termination of employment, subject to any delay required under Section 409A of the Code. Participants in the Therma-Tru SERP have the option to invest in a number of mutual funds, which are valued on a daily basis. Any interest, dividends, gains or losses received by the mutual fund investment are allocated across the participants’ accounts in that fund. The Therma-Tru SERP pays any supplement profit sharing benefits in the form of a lump sum or in substantially equal annual installments following termination of employment, subject to any delay required under Section 409A of the Code.

2021 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Nicholas I. Fink	GPG SERP	$0	N/A	($1,448)	$0	$89,094
	FBHS SERP	$0	$196,766	($2,404)	$0	$455,151
Patrick D. Hallinan	FBHS SERP	$0	$77,788	($2,218)	$0	$269,960
	GPG SERP	$0	N/A	($803)	$0	$49,407
Cheri M. Phyfer	GPG SERP	$0	$50,328	($432)	$0	$111,121
Brett E Finley	Therma-Tru SERP	$0	$52,171	$30,576	$0	$315,083
Robert K. Biggart	FBHS SERP	$0	$60,826	($4,023)	$0	$354,323

(1) Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the 2021 Summary Compensation Table.

(2) No amounts listed in the Aggregate Earnings column were reported in the 2021 Summary Compensation Table.

2021 EXECUTIVE COMPENSATION (CONTINUED)

2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)(2)
	Voluntary		Involuntary					Involuntary Termination (without Cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability(3)	Retirement
Cash Severance

Fink	$5,678,848	$0	$0	$5,678,848	$0	$0	$0	$8,518,272

Hallinan	$2,001,669	$0	$0	$2,001,669	$0	$0	$0	$2,668,892

Banyard	$2,019,750	$0	$0	$2,019,750	$0	$0	$0	$2,693,000

Phyfer	$1,798,242	$0	$0	$1,798,242	$0	$0	$0	$2,397,656

Finley	$1,724,357	$0	$0	$1,724,357	$0	$0	$0	$2,299,142
Health and Related Benefits(4)

Fink	$32,350	$0	$0	$32,350	$3,480,000	$0	$0	$48,525

Hallinan	$30,770	$0	$0	$30,770	$2,040,000	$0	$0	$41,027

Banyard. Jr.	$26,976	$0	$0	$26,976	$720,000	$0	$0	$35,967

Phyfer	$20,732	$0	$0	$20,732	$630,000	$0	$0	$27,643

Finley	$26,533	$0	$0	$26,533	$530,000	$0	$0	$35,377
Options(5)

Fink	$0	$0	$0	$0	$5,567,746	$4,317,711	$0	$5,567,746

Hallinan	$0	$0	$0	$0	$2,092,967	$1,706,781	$0	$2,092,967

Banyard, Jr.	$0	$0	$0	$0	$1,561,726	$1,124,721	$0	$1,561,726

Phyfer	$0	$0	$0	$0	$1,575,107	$1,254,968	$0	$1,575,107

Finley	$0	$0	$0	$0	$1,531,667	$1,252,187	$0	$1,531,667
RSUs

Fink	$0	$0	$0	$0	$4,588,371	$2,634,871	$0	$4,588,371

Hallinan	$0	$0	$0	$0	$1,669,378	$1,069,125	$0	$1,669,378

Banyard, Jr.	$0	$0	$0	$0	$3,064,912	$2,357,786	$0	$3,064,912

Phyfer	$0	$0	$0	$0	$1,769,982	$1,270,621	$0	$1,769,982

Finley	$0	$0	$0	$0	$1,193,991	$753,645	$0	$1,193,991
Performance Share Awards

Fink	$0	$0	$0	$0	$8,164,996	$4,357,089	$0	$8,164,996

Hallinan	$0	$0	$0	$0	$2,517,106	$1,340,668	$0	$2,517,106

Banyard, Jr.	$0	$0	$0	$0	$2,908,423	$1,577,199	$0	$2,908,423

Phyfer	$0	$0	$0	$0	$2,039,844	$1,064,606	$0	$2,039,844

Finley	$0	$0	$0	$0	$1,876,507	$1,025,185	$0	$1,876,507
Total Potential Payments

Fink	$5,711,198	$0	$0	$5,711,198	$21,801,113	$11,309,671	$0	$26,887,910

Hallinan	$2,032,439	$0	$0	$2,032,439	$8,319,451	$4,116,574	$0	$8,989,370

Banyard, Jr.	$2,046,726	$0	$0	$2,046,726	$8,255,061	$5,059,706	$0	$10,264,028

Phyfer	$1,818,974	$0	$0	$1,818,974	$6,014,933	$3,590,195	$0	$7,810,232

Finley	$1,750,890	$0	$0	$1,750,890	$5,132,165	$3,031,017	$0	$6,936,684

(1)

This table assumes the specified termination events occurred on December 31, 2021. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 31, 2021 $106.90 (per share).

(2)

Mr. Biggart is excluded from this chart as he retired effective December 31, 2021. As a result of his retirement, the value of his equity awards that vested due to retirement treatment was $2,362,800, consisting of $975,345 for stock options, $497,192 for RSUs and $890,263 for PSAs (assuming target performance) and based on the closing price of the Company’s common stock on December 31, 2021 $106.90 (per share).

(3)	The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

(5)	The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

2021 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Severance Agreements with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”). In 2021, the severance benefits under the Severance Agreements consist of:

•

an amount equal to a multiple (2 years for Mr. Fink and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company (or applicable business) performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

The Severance Agreements contain various restrictive covenants, including a one year non-solicitation provision, a non-disparagement provision, and a one year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Severance Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination (i.e., termination by the Company without “cause” or by the NEO for “good reason”) following a change in control. The Severance Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Fink is terminated within 2 years following a change in control, his multiple would increase from 2 years to 3 years. In the event of termination of any of the other NEOs within 2 years following a change in control, the multiple is increased from 1.5 years to 2 years. The Severance Agreements do not allow for excise tax gross ups on these amounts.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, his or her outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement
Event	Performance Share Awards	Restricted Stock Units	Stock Options

Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

Disability(1)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.

Retirement(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
(1)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)

The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not generally applicable to retention awards or off-cycle awards granted in prior years.

2021 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated by the Company without cause or by the NEO for good reason within two (2) years of a change in control, his or her equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control*
Award	Treatment

PSAs	Shares are paid assuming that target performance was achieved.

RSUs	Outstanding RSUs fully vest.

Stock Options	Unvested stock options fully vest.
*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

CEO PAY RATIO

The Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of Mr. Fink, the Company’s chief executive officer. To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Deerfield, Illinois and we operate 56 manufacturing facilities and 71 distribution centers and warehouses worldwide. As a consumer products manufacturer, approximately 77% of our employees are involved in manufacturing our products. In addition, the majority of our manufacturing and assembly plant locations are located in rural areas while our corporate offices are generally located in urban areas. We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which our employees are located. Accordingly, our pay structures vary amongst employees based on business unit, position and geographic location.

Identification of Median Employee

As permitted under the SEC executive compensation disclosure rules, we have concluded that it is no longer appropriate to use the originally identified 2020 median employee because of a change in the employee’s circumstances that would cause such employee’s compensation to no longer accurately reflect our median pay. As permitted under the SEC disclosure rules, we are electing to use another employee whose 2020 compensation was substantially similar to the original median employee’s 2020 compensation based on the same compensation measure used to select the original median employee. Since October 1, 2020 (the date used to select the 2020 median employee), there have been no material changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosures.

We selected October 1, 2020 as the date on which to determine our median employee. As of that date, the Company had approximately 25,742 employees (15,885 in the United States and 9,857 outside of the United States). For purposes of identifying the median employee, we used 2020 taxable year-to-date compensation and applied a de minimis exemption which allowed us to exclude non-US employees in countries that make up 5% or less of our employee population. The Company excluded 4 employees in Guatemala, 4 employees in Hong Kong and 1,037 employees in China. After applying this exemption, the Company used a total of 24,697 employees (15,885 in the United States and 8,812 outside of the United States) to identify the median employee. In addition, approximately 1,200 employees of Larson Manufacturing were excluded from the calculation because that company was acquired in late 2020, and we have determined that including such employees in the employee population for determining median employees would not significantly impact the pay ratio disclosure.

CEO PAY RATIO (CONTINUED)

Using this methodology, we determined that our median employee was a full-time, hourly employee working for our plumbing group in a production role. We then determined the median employee’s 2021 annual total compensation by calculating the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. Under these requirements, the median employee’s 2021 total compensation included base and overtime pay, bonus, matching contributions to the Company’s 401(k), a profit sharing contribution and a change in the year-over-year actuarial value of the employee’s pension benefit.

2021 CEO Pay Ratio

		CEO Pay Ratio

Nicholas I. Fink	$10,170,381	201:1
Median Employee	$50,540

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee charter is available on the Company’s website at https://ir.fbhs.com/committees-and-charters.

The Audit Committee is responsible for the selection, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2022.

The Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence when assessing whether or not to continue to retain or change accounting firms. Factors such as independence, industry knowledge, communication and fees are considered. A performance survey is completed by the Company at the end of each year to evaluate performance of the independent registered public accounting firm in multiple areas including quality of services, sufficiency of audit firm resources, communication and interaction as well as independence, objectivity and professional skepticism. Results are shared with the Audit Committee. Additionally, the independent registered public accounting firm presents to the Audit Committee at the beginning of each year a commitment letter outlining specific areas of focus for continued high quality client service. At the end of each year the independent registered public accounting firm presents to the Audit Committee and the Company a self-assessment against those commitments which is reviewed and discussed during the Audit Committee meeting.

The Audit Committee is also involved in the selection of the lead audit partner, who is limited by SEC rules to no more than five consecutive years in that role before the position must be rotated. The lead audit partner was most recently changed in early 2019.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2021.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

AUDIT COMMITTEE MATTERS (CONTINUED)

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

Amit Banati

A.D. David Mackay

John G. Morikis

Jeffrey S. Perry

David M. Thomas

Fees of Independent Registered Public Accounting Firm

PwC served as the Company’s independent registered public accounting firm during the year ended December 31, 2021. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2021 and 2020 are set forth in the table below:

Type of Fee	Year Ended December 31, 2021	Year Ended December 31, 2020

Audit Fees(1)	$4,314,000	$4,657,000

Audit-Related Fees	$0	$0

Tax Fees (2)	$341,000	$429,000

All Other Fees(3)	$3,000	$2,000

(1)

For both 2021 and 2020, “Audit Fees” represent the aggregate fees for audit services performed by PwC in connection with the audit of the Company’s annual financial statements in its SEC Form 10-K filing and the review of the Company’s quarterly financial information included in its Form 10-Q filings, as well as audit services performed over statutory reporting.

(2)	For both 2021 and 2020, “Tax Fees” included fees included tax compliance, domestic and international tax consulting, customs and transfer pricing services.

(3)	For both 2021 and 2020, fees for advisory services related to licensing an accounting research tool are included.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2021 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC                         ACCOUNTING FIRM

After evaluating PwC’s prior year performance, the Audit Committee appointed PwC as our independent registered public accounting firm for the year ending December 31, 2022. The Committee has retained PwC as the Company’s independent registered public accounting firm since 2011 and believes that the continued retention of PwC is in the best interest of the Company and its stockholders. Therefore, the Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2022 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

The Board of Directors and the Audit Committee recommend that you vote FOR Proposal 2.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say on Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis until the next non-binding stockholder vote on the frequency of the advisory vote. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining superior talent to lead our Company. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

The Company asks that you indicate your approval of the compensation paid to our named executive officers, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives. For the reasons discussed above, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Proposal 3.

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN

The Board has adopted, subject to your approval, the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”). The 2022 Plan will replace the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”) that was approved by the Company’s stockholders on April 29, 2013. Upon approval of the 2022 Plan, no additional awards will be granted under the 2013 Plan, although shares authorized but not granted under the 2013 Plan will be transferred to the 2022 Plan to be used for future awards.

If the 2022 Plan is approved by our stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, incentivizing and retaining a talented management team who will contribute to our long-term success. If the 2022 Plan is not approved by our stockholders, the Company will continue to operate the 2013 Plan pursuant to its current provisions. The Board believes that the Company has used equity in a reasonable manner, as evidenced by the fact that the Company has not sought a new share authorization from stockholders since April 2013.

Certain Features of the 2022 Plan

The following features of the 2022 Plan are designed to reinforce alignment between the equity compensation arrangements to be awarded pursuant to the 2022 Plan and our stockholders’ interests:

•	No discounting of stock options or stock appreciation rights (“SARs”);

•	No repricing or replacement of underwater stock options or SARs without stockholder approval;

•	No dividend equivalents on stock options or SARs;

•	All dividends and dividend equivalents paid with respect to stock awards and performance awards are subject to the same vesting conditions as the underlying awards; and

•	No liberal definition of “change in control.”

Purposes of the 2022 Plan

The purposes of the 2022 Plan are to (1) align the interests of the Company’s stockholders with the interests of 2022 Plan participants by increasing their proprietary interest in the Company’s growth and success, (2) advance the interests of the Company by attracting and retaining directors, officers, other employees and independent contractors, and (3) motivate 2022 Plan participants to act in the long-term best interests of the Company and its stockholders. The Board believes that the 2022 Plan will aid the Company in securing, retaining and incentivizing key employees of outstanding ability by offering them the opportunity to receive a proprietary interest in the Company.

Description of the 2022 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.

Administration

The 2022 Plan will be administered by the Compensation Committee of the Board, a subcommittee thereof, or other committee designated by the Board (the “Plan Committee”) with respect to awards granted to officers, other employees and independent contractors of the Company, while the Nominating, Environmental, Social and Governance Committee has been designated as the Plan Committee with respect to awards granted to non-employee directors. Each member of the Plan Committee is intended to be (1) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (2) “independent” within the meaning of the rules of the NYSE. The Board may also serve as the Plan Committee.

The Plan Committee has authority to establish rules for administering the 2022 Plan and to decide questions of interpretation or application of any provision of the 2022 Plan. The Plan Committee may take any

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN (CONTINUED)

action such that (1) any or all outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding stock award lapse, (3) all or a portion of any performance period applicable to any outstanding award lapse, and (4) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other interim level.

The Plan Committee may delegate some or all of its power and authority under the 2022 Plan to the Board (or any member thereof), or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Eligible Participants

Eligible individuals are defined as officers, other employees, directors and independent contractors and persons expected to become officers, other employees, directors and independent contractors of the Company and its subsidiaries. Under the 2022 Plan, subsidiaries means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 20% of the combined voting power of the total outstanding equity interests of such entity.

Non-employee directors are permitted to receive cash compensation and equity grants under the 2022 Plan, which have a total value not in excess of $1,000,000 during a single fiscal year to a single individual. As of March 4, 2022, approximately 28,000 employees and nine non-employee directors would be eligible to participate in the 2022 Plan; however, participation in 2021 under the 2013 Plan was limited to 430 employees and to all nine of our non-employee directors. While independent contractors are eligible to participate in the 2022 Plan, the Company does not have a practice of granting equity awards to its independent contractors, and at this time, does not foresee changing this practice.

Maximum Number of Shares Authorized

The Company is asking for a new authorization to grant awards covering up to 3,300,000 shares of common stock under the 2022 Plan. Combined with the shares previously authorized under the 2013 Plan and transferred to the 2022 Plan (1,503,869 shares as of March 4, 2022), approximately 4,803,869 shares will be available for awards under the 2022 Plan, subject to the adjustment provisions included in the 2022 Plan. To the extent that shares of common stock subject to an outstanding award granted under the 2022 Plan, the 2013 Plan or the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the 2013 Plan and the 2011 Plan collectively, the “Prior Plans”), are not issued or delivered by reason of (1) the expiration, termination, cancellation or forfeiture of such award, (2) the settlement of such award in cash or (3) the use of shares to satisfy the withholding taxes related to an award other than an option or SAR, then such shares of common stock will again be available under the 2022 Plan. Shares of common stock subject to an award under the 2022 Plan or a Prior Plan will not be available again under the 2022 Plan if such shares were (a) subject to an option or SAR and were not issued or delivered upon the net settlement of such award, (b) delivered to or withheld by the Company to pay the exercise price relating to an option or the withholding taxes related to an option or SAR, or (c) repurchased by the Company on the open market with the proceeds of an option exercise.

As of March 4, 2022, there were approximately 1,203,331 full value awards (that is, granted but unvested awards other than options and SARs) issued and outstanding under the 2013 LTIP and approximately 2,225,142 stock options outstanding under the Prior Plans. As of that date, the weighted average exercise price of our outstanding stock options under the Prior Plans was $65.80, and the weighted average remaining contractual term for the outstanding stock options was 6.90 years. On March 4, 2022, there were 132,346,750 shares of our common stock outstanding as of the close of business, and the closing sales price per share of our common stock as reported on the NYSE was $84.79.

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN (CONTINUED)

Types of Awards Available

Stock Options and SARs: The 2022 Plan permits the grant of incentive stock options, options not qualifying as incentive stock options under the Code (“nonqualified options”) and SARs. SARs may entitle recipients to receive payments in cash, shares or a combination, and in any case will entitle the recipient to a payment in an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise.

The 2022 Plan allows the Plan Committee to set the terms of each option or SAR at the time of grant, but the exercise price may not be less than 100% of the fair market value of Company common stock at the time of grant. The term of an option or SAR will be determined by the Plan Committee; provided, however, that no option or SAR (other than a nonqualified option or SAR exercisable by a holder’s executor, legal representative or similar person following the holder’s death, to the extent permitted in the award agreement) will be exercisable later than ten years after its date of grant. The 2022 Plan does not permit the re-pricing of an options or SARs without stockholder approval. The 2022 Plan also prohibits the payment of dividend equivalents with respect to options and SARs.

Performance Awards: The 2022 Plan authorizes the Plan Committee to grant performance awards in the form of performance shares and performance units. Performance awards may be payable in cash or shares of common stock, or a combination of cash and shares, at the end of the performance period, as determined by the Compensation Committee based on the achievement of performance criteria and objectives established with respect to such award. Performance awards are subject to forfeiture if the holder does not remain continuously employed by or in the service of the Company during the performance period or if the performance measures are not attained during the performance period.

Stock Awards: The 2022 Plan provides for the grant of stock awards. The Plan Committee may grant a stock award as a restricted stock award, restricted stock unit award or other stock-based award (awards that may pay out in restricted or unrestricted shares of common stock or “units” based on the value of the Company’s common stock). Restricted stock awards and restricted stock unit awards may be subject to forfeiture if the holder does not remain continuously employed by or in the service of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s common stock.

Restricted stock units may be settled in shares of common stock, cash or a combination thereof, as determined by the Plan Committee. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit has no rights as a stockholder of the Company.

Termination of Employment or Service

All of the terms relating to the treatment of an award upon a termination of employment or service of a participant, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Dividends and Dividend Equivalents

The Plan Committee may, in its discretion, provide that any award other than awards of options or SARs may earn dividends or dividend equivalents. Any dividends or dividend equivalents accrued while an award is outstanding will only be payable upon vesting and subject to the same vesting and performance conditions that apply to the award. No dividends or dividend equivalents will be paid unless the underlying equity award is actually earned.

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN (CONTINUED)

Change in Control

In the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (1) some or all outstanding options and SARs will become exercisable in full or in part either immediately or upon a subsequent termination of employment, (2) the restriction period applicable to some or all outstanding stock awards will lapse in full or in part either immediately or upon a subsequent termination of employment, (3) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (4) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other interim level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, or other property be substituted for some or all of the shares of Company common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash and shares.

Generally, a change in control is defined as:

•	certain acquisitions by a person or group of beneficial ownership of 50% or more of the total fair market value or total voting power of our outstanding voting stock;

•	a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by our current directors) not being continuing directors;

•

a merger, consolidation or sale of substantially all the assets of the Company in a transaction unless (1) our stockholders immediately prior to the transaction own at least 60% of the voting power of the surviving, resulting or transferee entity; (2) no person beneficially owns 30% or more of the combined voting power of the entity, unless they owned such percentage of the Company before the transaction, and (3) a majority of the directors of the resulting company were directors of the Company before the transaction; or

•	stockholders approve a complete liquidation or dissolution of the Company.

Amendment and Termination

If approved by stockholders, the 2022 Plan will become effective as of the date of the Annual Meeting. Unless terminated earlier by the Board, the 2022 Plan will terminate as of date of the Company’s annual stockholder meeting held on or after the tenth anniversary of the effective date of the 2022 Plan. The Board may amend the 2022 Plan at any time, subject to stockholder approval (i) with respect to any amendment that seeks to modify the non-employee director compensation limit or the prohibition on repricing described above, or (ii) as required by applicable law, rule or regulation, including any rule of the NYSE, and provided that no amendment may be made which materially impairs the rights of a holder of an outstanding award without the consent of such holder.

Clawback of Awards

The awards granted and any cash payment or shares of common stock delivered pursuant to an award may be subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Federal Tax Consequences

The following is a brief summary of certain federal income tax consequences generally arising with respect to awards under the 2022 Plan. This discussion does not address all aspects of the United States federal income tax consequences that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2022 Plan. Each

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN (CONTINUED)

participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

The grant of a nonqualified stock option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified stock option, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the market value of the stock at the time of exercise over the option price, and the Company (or the applicable employer) will generally be entitled to a deduction in the same amount, except to the extent the deduction limits of Section 162(m) of the Code (“Section 162(m)”) apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and neither the Company nor the applicable employer will be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition over the exercise price, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company (or the applicable employer) will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

SARs

The grant of an SAR will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of an SAR, any cash received and the market value of any stock received will constitute ordinary income (and subject to income tax withholding in respect of an employee) to the participant. The Company (or the applicable employer) will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such income, except to the extent the deduction limits of Section 162(m) apply.

Stock Awards

A participant will not recognize taxable income at the time an RSU is granted and neither the Company nor the applicable employer will be entitled to a tax deduction at that time. Upon settlement of RSUs, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company (or the applicable employer) will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

A participant will not recognize taxable income at the time restricted stock is granted and neither the Company nor the applicable employer will be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company (or the applicable employer) as compensation expense, except to the extent the deduction limits of Section 162(m) apply.

A participant who receives shares of common stock that are not subject to any restrictions under the Plan will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an

PROPOSAL 4 – APPROVAL OF 2022 LONG-TERM INCENTIVE PLAN (CONTINUED)

employee) on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company (or the applicable employer) will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and neither the Company nor the applicable employer will be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or the applicable employer) will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Tax Deductibility Limitation

Section 162(m) generally limits the allowable tax deduction that may be taken by the Company for compensation paid to any person who is, or who in any taxable year beginning after December 31, 2016 was, the Chief Executive Officer, the Chief Financial Officer or any of the next three highest paid executive officers other than the Chief Executive Officer or Chief Financial Officer. The limit is $1,000,000 per executive per year.

New Plan Benefits

As of the date of this Proxy Statement, it is not possible to determine future awards that will be granted by to our NEOs or others under the 2022 Plan. See the section entitled “2021 Executive Compensation — 2021 Grants of Plan-Based Awards” above for grants made to each of our NEOs under the 2013 Plan during 2021.

As discussed above, the 2022 Plan is being submitted for approval by our stockholders at the Annual Meeting. If our stockholders approve this proposal, the 2022 Plan will become effective on the date of the Annual Meeting and awards may be granted under the 2022 Plan. If our stockholders do not approve the 2022 Plan, it will not become effective and the Company will continue to grant awards under the 2013 Plan.

The Board intends to introduce the following resolution at the Annual Meeting (designated as Proposal 4):

“RESOLVED, that the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan as shown in Appendix B of the Company’s Proxy Statement for the 2022 Annual Meeting, is approved.”

The Board of Directors recommends that you vote FOR Proposal 4.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)

Equity compensation plans approved by security holders	3,796,868	$62.56	2,176,861

Equity compensation plans not approved by security holders	—	n/a	—

Total	3,796,868	$62.56	2,176,861

(1)

As of December 31, 2021, the number of securities includes 1,946,794 shares to be issued upon the exercise of outstanding stock options, 1,277,472 shares to be issued upon the payment of performance shares (assuming maximum performance) and 572,602 shares to be issued upon the vesting of restricted stock unit awards.

(2)

Shares available for issuance under the Company’s 2013 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 4, 2022 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director, (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

The Vanguard Group(2)	14,577,112	11.01%
FMR, LLC(3)	13,904,534	10.50%
BlackRock, Inc.(4)	11,010,606	8.31%
JP Morgan Chase & Co.(5)	7,735,655	5.84%
Amit Banati	1,346	*
R. David Banyard, Jr.(6)	52,839	*
Robert K. Biggart	192,869	*
Irial Finan	6,676	*
Nicholas I. Fink(7)	315,700	*
Brett E. Finley	113,718	*
Ann F. Hackett(8)	35,215	*
Patrick D. Hallinan(9)	163,538	*
Susan S. Kilsby	13,629	*
A. D. David Mackay(10)	23,761	*
John G. Morikis(11)	44,408	*
Jeffery S. Perry	1,346	*
Cheri M. Phyfer	46,774	*
David M. Thomas(12)	42,836	*
Ronald V. Waters, III(13)	12,409	*

Directors and executive officers as a group (21 persons)(14)	1,290,483	*
*	Less than 1%

(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership within 60 days after March 4 , 2022:

Name	Number of Shares
R. David Banyard, Jr.	31,500
Robert K. Biggart	139,144
Nicholas I. Fink	236,462
Brett E. Finley	68,795
Patrick D. Hallinan	131,146
Cheri M. Phyfer	28,789

(2)

In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 10, 2022, Vanguard disclosed that as of December 31, 2021, it and its wholly owned subsidiaries specified therein had sole voting power over no shares, shared voting power over 219,914 shares, sole dispositive power over 14,020,419 shares, and shared dispositive power over 556,693 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

In a report filed by FMR LLC (“FMR”) on Schedule 13G filed on February 9, 2022, FMR disclosed that as of December 31, 2021, it and its wholly owned subsidiaries specified therein had sole voting power over 3,428,021 shares, shared voting power over no shares, sole dispositive power over 13,904,534 shares, and shared dispositive power over 0 shares. The principal business address of FMR is 245 Summer Street, Boston, Massachusetts 02210. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on February 3, 2022, BlackRock disclosed that as of December 31, 2021, it and its subsidiaries had sole voting power over 9,756,717 shares, shared voting power over no shares, sole dispositive power over 11,010,606 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 55 East 52nd Street, New York, New York, 10055.

(5)

In a report filed by JPMorgan Chase & Co. (“JPMorgan”) on Schedule 13G/A filed on January 21, 2022, JPMorgan disclosed that as of December 31, 2021, it and its wholly owned subsidiaries had sole voting power over 7,499,835 shares, shared voting power over 16,649 shares, sole dispositive power over 7,710,348 shares and shared dispositive power over 19,964 shares. The principal business address of JPMorgan is 383 Madison Avenue, New York, New York 10179.

(6)	Includes 6,336 shares which Mr. Banyard has deferred until his retirement.

(7)	Includes 940 shares held by trusts for the benefit of Mr. Fink’s heirs for which Mr. Fink has a pecuniary interest.

(8)

Includes 34,815 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(9)	Includes 28,685 shares held by trusts for the benefit of Mr. Hallinan’s heirs for which Mr. Hallinan has sole investment power.

(10)	Includes 8,000 shares held by trusts for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares.

(11)

Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(12)

Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan. Also includes 6,755 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(13)	Includes 12,409 shares held by a trust for which Mr. Waters’ spouse has sole investment power.

(14)

The table includes 779,464 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 4, 2022. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than ten percent of our outstanding common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on a review of these forms and certifications from our directors and officers, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2021, with one exception. Due to a delay in obtaining the SEC filing code, a Form 4 reporting the grant of 9,255 shares to Hiranda Donoghue was not timely reported. A Form 4 reporting the transaction was filed one day late on December 16, 2021.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote on at the Company’s Annual Meeting and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to provide stockholders with access to proxy materials over the Internet instead of mailing a printed copy. Unless we were instructed otherwise, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote and how to request a printed set of proxy materials. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting.

The Company will make its Annual Report on Form 10-K for the last fiscal year, including any financial statements or schedules, available to stockholders without charge, upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can also access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at https://ir.fbhs.com/annual-reports-and-proxies. Stockholders are encouraged to elect to receive future proxy materials electronically. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. If your shares are held in an account by a bank, broker or other nominee, you should check with your bank, broker or other nominee regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with EQ Shareholder Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in an account by a bank, broker or other nominee, you hold your shares in “street name” and are a “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, a bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. Beneficial owners have the right to direct their bank, broker or other nominee on how to vote the shares held in their account by using the voting instructions provided by the bank, broker or other nominee.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on March 4, 2022 (the “record date”) are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 132,346,750 shares of common stock outstanding on the record date.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Who can attend the Annual Meeting?

Only stockholders who owned Fortune Brands’ common stock as of the close of business on the record date, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine stock ownership on the record date. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the Annual Meeting.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of the record date may be used as proof of ownership.

The Company is actively monitoring COVID-19 developments and related guidance issued by public health authorities. If it is determined that it is advisable or required, the Company may hold a virtual-only annual meeting via live webcast. If this step is taken, the Company will announce the decision to do so in advance and details on how to participate will be posted on the Company’s website and filed with the SEC as additional proxy materials.

How do I vote?

If you received a Notice in the mail, you can either vote by (i) Internet (www.proxyvote.com) or (ii) in person at the Annual Meeting. Voting instructions are provided on the Notice. You may also request to receive printed proxy materials in the mail.

Stockholders who received printed proxy materials in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting. Voting instructions are provided on the proxy card.

Stockholders who received proxy materials electronically can vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting.

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank, broker or other nominee or you may vote electronically during the Annual Meeting. You should follow the voting instructions on the form that you receive from your bank, broker or other nominee, which will include details on available voting methods. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

Whether or not you plan to attend in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above and in the proxy materials distributed to you in connection with the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the four proposals described above, the persons named in the enclosed proxy card or, if applicable, their substitutes, will have discretion to vote your shares in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named in the enclosed proxy card will vote your shares in accordance with the recommendations of the Board, which are FOR the election of each director named in Proposal 1 and FOR Proposals 2, 3 and 4.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

If you are a beneficial owner and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion to vote your shares on certain routine matters (only Proposal 2 qualifies as a routine matter for this purpose). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1, 3 and 4), your bank, broker or other nominee is not permitted to use its discretion to vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all four proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact on the voting results but will be counted for the purposes of establishing a quorum at the Annual Meeting.

How many votes are needed to approve a proposal?

The nominees for director in non-contested elections must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the NESG Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of Proposals 2, 3 and 4.

Proxy cards marked to abstain on Proposals 2, 3 and 4 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1, 3 and 4.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the virtual Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed but are available to the independent Inspector of Election and certain employees of the Company.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or without any voting instructions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Who is soliciting my proxy?

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this Annual Meeting, including mailing costs. To ensure that there is sufficient representation at the Annual Meeting, our employees may solicit proxies by telephone, facsimile or in person.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

Participants who invest in the Fortune Brands Stock Fund through the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) were mailed a Notice. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. Follow the voting instructions provided in the Notice to allow the Trustee to vote the whole shares attributable to your interest in accordance with your instructions. If the Trustee does not receive timely voting instructions with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee did receive voting instructions.

How can I eliminate multiple mailings to the same address?

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to eliminate the duplicate mailings, you must submit a written request to the Company’s transfer agent, EQ Shareowner Services. To request the elimination of duplicate copies, please write to EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice or one set of proxy materials for each company in which you hold stock through that broker, bank or other nominee. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the bank, broker or other nominee will assume that you have consented and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice or proxy materials, or if you wish to receive individual copies of such documents for future meetings, we will send an individual copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands 520 Lake Cook Road, Deerfield, Illinois 60015.

How can I submit a stockholder proposal or nomination next year?

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2023 Annual Meeting of Stockholders, other than pursuant to our proxy access bylaw (discussed below), or (ii) propose business for consideration at the 2023 Annual Meeting of Stockholders, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after January 3, 2023 but no later than February 2, 2023 for the 2023 Annual Meeting.

To nominate a director candidate to be included in our proxy materials for the 2023 Annual Meeting of Stockholders pursuant to our proxy access bylaw, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 120 days nor more than 150 days before the anniversary of the date the definitive proxy statement was first made available to stockholders in connection with the prior year’s Annual Meeting, that is, after October 22, 2022 but no later than November 21, 2022 for the 2023 Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2023 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we must receive it on or before November 21, 2022.

The person presiding at the Annual Meeting is authorized to determine if a proposed matter is properly brought before the Annual Meeting or if a nomination is properly made.

Copies of our Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

APPENDIX A

RECONCILIATIONS

Operating Income Before Charges/Gains To Gaap Operating Income

(Unaudited)

(In millions)

	Twelve Months Ended December 31,
	2021	2020	2019	% Change 2021 vs 2019

Operating income before charges/gains	$1,116.3	$857.1	$764.0	46
Restructuring charges(a)	(13.5)	(15.9)	(14.7)	(8)
Other charges(a)
Cost of product sold	(9.1)	(10.4)	(5.9)	54
Selling, general and administrative expenses	(3.3)	(6.9)	(3.4)	(3)
Asset impairment charges(b)	—	(22.5)	(41.5)	(100)

Operating income (GAAP)	$1,090.4	$801.4	$698.5	56

Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges and asset impairment charges. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by the Company and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(a) (b) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION

(Unaudited)

	Twelve Months Ended December 31,
	2021	2020	% Change 2021 vs 2020	2019	% Change 2021 vs 2019

Earnings Per Common Share - Diluted
Diluted EPS before charges/gains(c)	$5.73	$4.19	37	$3.60	59

Restructuring and other charges(a)	(0.17)	(0.19)	(11)	(0.13)	31
Asset impairment charges(b)	—	(0.13)	(100)	(0.22)	(100)
Tax items	—	0.03	(100)	(0.01)	(100)
(Loss) gain on equity investments(e)	(0.02)	0.06	(133)	—	—
Defined benefit plan actuarial losses(d)	—	(0.02)	(100)	(0.18)	(100)

Diluted EPS (GAAP)	$5.54	$3.94	41	$3.06	81

For the twelve months ended December 31, 2021, diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding $28.1 million ($22.9 million after tax or $0.17 per diluted share) of restructuring and other charges, including $2.2 million of mark-to-market expense classified in the other expense, net associated with the acquisition of the remaining outstanding shares of Flo, which occurred in January 2022, loss on equity investments of $4.5 million ($3.4 million net of tax or $0.02 per diluted share), the impact from actuarial losses associated with our defined benefit plans of $1.0 million ($0.7 million net of tax) and a net tax expense of $0.2 million.

For the twelve months ended December 31, 2020, diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding $33.2 million ($27.1 million after tax or

APPENDIX A (CONTINUED)

$0.19 per diluted share) of restructuring and other charges, asset impairment charges of $22.5 million ($17.6 million after tax or $0.13 per diluted share), gain on equity investments of $11.0 million ($8.3 million net of tax or $0.06 per diluted share), the impact from actuarial losses associated with our defined benefit plans of $3.2 million ($2.3 million after tax or $0.02 per diluted share) and a tax benefit of $3.8 million ($0.03 per diluted share).

For the twelve months ended December 31, 2019, diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding $24.0 million ($18.1 million after tax or $0.13 per diluted share) of restructuring and other charges, intangible asset impairment charges of $41.5 million ($31.4 million after tax or $0.22 per diluted share), the impact from actuarial losses associated with our defined benefit plans of $34.1 million ($25.8 million after tax or $0.18 per diluted share) and a net tax charge of $1.3 million ($0.01 per diluted share).

(a) (b) (c) (d) (e) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

EBITDA BEFORE CHARGES/GAINS TO NET INCOME

(Unaudited)

(In millions)

	Twelve Months Ended December 31,
	2021	2020	2019	% Change 2021 vs 2019

EBITDA BEFORE CHARGES/GAINS(f)	$1,308.2	$1,017.6	$919.9	42
Depreciation*	($121.1)	($113.0)	($109.4)	11
Amortization of intangible assets	(64.1)	(42.0)	(41.4)	55
Interest expense	(84.4)	(83.9)	(94.2)	(10)
Restructuring and other charges(a)	(28.1)	(33.2)	(24.0)	17
Asset impairment charges(b)	—	(22.5)	(41.5)	(100)
Equity in losses of affiliate	—	(7.6)	—	—
(Loss) gain on equity investments(e)	(4.5)	11.0	—	(100)
Defined benefit plan actuarial losses(d)	(0.9)	(3.2)	(34.1)	(97)
Income taxes	(232.7)	(168.8)	(144.0)	62

Net income (GAAP)	$772.4	$554.4	$431.3	79

* Depreciation excludes accelerated depreciation expense for the twelve months ended December 31, 2021 of ($3.9) million, 2020 of ($8.5) million and 2019 of ($1.9) million. Accelerated depreciation is included in restructuring and other charges.

(a) (b) (d) (e) (f) For definitions of Non-GAAP measures, see Definitions of Terms shown below.

Definitions of Terms: Non-GAAP Measures

(a) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” represent pre-tax charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories, trade receivables allowances from exiting product lines, accelerated depreciation resulting from the closure of facilities, write-off of displays from exiting a customer relationship, impairments related to previously closed facilities and gains or losses on the sale of previously closed facilities.

In total, the Company recognized other charges of $7.2 million for the twelve months ended December 31, 2021, $9.2 million for the twelve months ended December 31, 2020 and $7.5 million for the twelve months ended December 31, 2019.

APPENDIX A (CONTINUED)

At Corporate, other charges for the twelve months ended December 31, 2021 include $0.3 million for banking, legal, accounting and other similar services directly related to the acquisition of LARSON classified in selling, general and administrative expenses, a charge of $0.2 million for a loss on sale of a Corporate asset and $1.3 million of external costs directly related to evaluation of acquisition targets. These external costs include expenditures for accounting, tax and other similar services. Restructuring and other charges for the twelve months ended December 31, 2021 include a mark-to-market expense of $2.2 million classified in the other expense, net associated with the acquisition of the remaining outstanding shares of Flo, which occurred in January 2022. Other charges for the twelve months ended December 31, 2020 include expenditures of $4.5 million for banking, legal, accounting and other similar services directly related to the acquisition of LARSON classified in selling, general and administrative expenses and a charge of $3.6 million for an impairment of a Corporate asset.

In our Outdoors & Security segment, other charges for the twelve months ended December 31, 2021 include an acquisition-related inventory step-up expense (LARSON) of $3.4 million classified in cost of products sold. Other charges also include an acquisition-related inventory step-up expense (Fiberon) classified in cost of products sold of $1.8 million for the twelve months ended December 31, 2019.

(b) Asset impairments charges for the twelve months ended December 31, 2020 represent impairment charges of $22.5 million related to indefinite-lived tradenames in our Cabinets and Plumbing segments. Asset impairments charges for the twelve months ended December 31, 2019 represent impairment charge of $41.5 million related to indefinite-lived tradenames in our Cabinets segment.

(c) Diluted EPS before charges/gains is net income less noncontrolling interests calculated on a diluted per-share basis excluding restructuring and other charges, asset impairment charges, tax items, gain (loss) on equity investments and losses associated with our defined benefit plans. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(d) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in other income (expense) to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our other income (expense) reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from diluted EPS before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our diluted EPS as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our diluted EPS that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and

APPENDIX A (CONTINUED)

benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended December 31, 2021		Year Ended December 31, 2020		Year Ended December 31, 2019
	%	$	%	$	%	$
Actual return on plan assets	6.6%	$48.4	16.5%	$101.3	19.7%	$106.8
Expected return on plan assets	4.4%	34.9	4.5%	32.8	4.9%	35.2
Discount rate at December 31:
Pension benefits	2.9%		2.6%		3.3%
Postretirement benefits	3.9%		5.9%		3.0%

(e) Gain (loss) on equity investments is related to our investment in Flo Technologies.

(f) EBITDA before charges/gains is net income derived in accordance with GAAP excluding depreciation, amortization of intangible assets, interest expense, restructuring and other charges, asset impairment charges, equity in losses of affiliate, gain (loss) on equity investments, losses associated with our defined benefit plans and income taxes. EBITDA before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to assess returns generated by the Company. Management believes this measure provides investors with helpful supplemental information about the Company’s ability to fund internal growth, make acquisitions and repay debt and related interest. This measure may be inconsistent with similar measures presented by other companies.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP, such as Operating Margin (OM) before charges/ gains, Operating Income (OI) before charges/gains, Earnings Per Share (EPS) before charges/gains, Return on Net Tangible Assets (RONTA) before charges/gains, Return on Invested Capital (ROIC) before charges/gains, Sales Growth Above Market (Sales), Working Capital Efficiency (WCE) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) before charges/gains, when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis (“CD&A”).

For purposes of calculating the 2021 Annual Incentive Award payout, EPS, RONTA, OI and OM results as set forth in the CD&A were calculated on a before charges/gains basis. EPS results were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. RONTA results (cumulative 12-month OI) were adjusted to exclude any restructuring and other charges and asset impairment charges, divided by a thirteen-point rolling average of Net Tangible Assets (Total assets less Intangible assets and Total Current Liabilities). Operating Income and Operating Margin results as set forth in the CD&A were adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. WCE is the 13-month rolling average of Net Working Capital (Accounts Receivable and Inventory less Accounts Payable) divided by 12-month cumulative Net Sales. GPG Sales Growth Above Market was determined by calculating the percentage change in GPG’s annual sales in excess of the percentage change in the Plumbing market’s prior year sales.

For purposes of calculating the 2019-2021 Performance Share Award payout, EBITDA and ROIC results as set forth in the CD&A were calculated on a before charges/gains basis. The 2019-2021 EBITDA results exclude restructuring and other charges and other select items, including depreciation, asset impairment charges, equity in losses of affiliate, (loss) gain on equity investments, losses associated with our defined benefit plans, amortization of intangible assets, interest expense and income taxes. The 2019-2021 ROIC results represent net income, less noncontrolling interest adjusted for after tax interest expense and exclude restructuring and other charges, asset

APPENDIX A (CONTINUED)

impairment charges, and other select items, divided by a two point average of GAAP Invested Capital (Net Debt plus Stockholders’ Equity), excluding any restructuring and other charges and other select items.

These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

The financial results of LARSON were included in the Company’s consolidated balance sheet as of December 31, 2020. Net sales, operating income and cash flows for LARSON from the date of acquisition to December 31, 2020 were not material to the Company.

APPENDIX B

FORTUNE BRANDS HOME & SECURITY, INC.

2022 LONG-TERM INCENTIVE PLAN

I        INTRODUCTION

1.1             Purposes. The purposes of the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers, other employees and independent contractors, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2	Certain Definitions.

“Agreement” means the agreement between the Company and the recipient of an award setting forth the terms and conditions of the award (which may be in written or electronic form).

“Board” means the board of directors of the Company.

“Change in Control” has the meaning set forth in Section 5.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee designated by the Board, consisting of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of New York Stock Exchange or any other stock exchange on which the Common Stock is then traded. The “Committee” means the Nominating, Environmental, Social and Corporate Governance Committee (or a subcommittee thereof) of the Board with respect to awards granted to non-employee directors and the Compensation Committee of the Board (or a subcommittee thereof) with respect to awards granted to all other recipients; provided, however, that the Board may, in its discretion, serve as the Committee under the Plan.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and all appurtenant rights.

“Company” means Fortune Brands Home & Security, Inc., a Delaware corporation, or any successor.

“Continuing Directors” has the meaning set forth in Section 5.8(b)(ii).

“Effective Date” has the meaning set forth in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock reported on the New York Stock Exchange or such other established stock exchange on which the shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing sales price of a share of Common Stock on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the shares of Common Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

APPENDIX B (CONTINUED)

“Incentive Stock Option” means an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Newco” has the meaning set forth in Section 5.8(b)(iii).

“Nonqualified Stock Option” means an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Stock-Based Award” means an award granted pursuant to Section 3.4.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Performance Award” means an award of Performance Shares or Performance Units.

“Performance Measures” means the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. Such criteria and objectives may include one or more of the following corporate-wide or Subsidiary, division, joint venture, operating unit or individual measures: (i) net earnings; (ii) operating earnings or income; (iii) earnings growth; (iv) net income; (v) net income applicable to shares; (vi) gross revenue or revenue by pre-defined business segment; (vii) ratio of operating expenses to operating revenues; (viii) margins realized on delivered services; (ix) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (x) earnings per share; (xi) return on stockholders’ equity; (xii) stock price; (xiii) return on common stockholders’ equity; (xiv) return on capital; (xv) return on assets; (xvi) economic value added (income in excess of cost of capital); (xvii) customer satisfaction; (xviii) cost control or expense reduction; (xix) operating company contribution; (xx) income before income taxes; (xxi) total return to stockholders, in each case, absolute or relative to peer-group comparative; (xxii) earnings before interest, depreciation and/or amortization and (xxiii) strategic business criteria, which may consist of one or more objectives based on meeting goals relating to market penetration, geographic business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, acquisitions or divestitures, and such other goals as the Committee may determine whether or not listed herein, or any combination of the foregoing. Such Performance Measures may also be based upon the attainment by the Company, a Subsidiary division, joint venture or operating unit of specified levels of performance under one or more of the measures described above relative to the performance of other companies. The applicable Performance Measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance measure, including, without limitation: extraordinary, unusual, infrequently occurring or non-recurring items; changes in law or accounting principles; currency fluctuations; financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; write downs of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar items determined by the Committee (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. Performance goals shall be subject to such other special rules and conditions as the Committee may establish.

APPENDIX B (CONTINUED)

“Performance Period” means any period designated by the Committee during which the Performance Measures applicable to an award shall be measured.

“Performance Share” means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified number of shares of Common Stock (which may be shares of Restricted Stock).

“Performance Unit” means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified cash amount.

“Prior Plan” means the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan and Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan.

“Restricted Stock” means shares of Common Stock which are subject to a Restriction Period and which may also be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” means an award of Restricted Stock under this Plan.

“Restricted Stock Unit” means a right to receive one share of Common Stock or, to the extent set forth in the applicable award Agreement, the Fair Market Value of a share of Common Stock in cash, which is contingent upon the expiration of a specified Restriction Period and which may also be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” means an award of Restricted Stock Units under this Plan.

“Restriction Period” means any period designated by the Committee during which (i) shares of Common Stock subject to a Restricted Stock Award or Other Stock-Based Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock-Based Award shall remain in effect.

“SAR” means a stock appreciation right which entitles the holder to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR or, to the extent permitted by an Agreement, cash equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR or a combination of both.

“Stock Award” means a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock-Based Award.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 20% of the combined voting power of the total outstanding equity interests of such entity, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code.

“Substitute Award” means an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

“Tax Date” has the meaning set forth in Section 5.5.

“Ten Percent Holder” has the meaning set forth in Section 2.1(a).

“Voting Securities” has the meaning set forth in Section 5.8(b)(i).

APPENDIX B (CONTINUED)

1.3             Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) Incentive Stock Options or Nonqualified Stock Options, (ii) SARs, (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Stock Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding award shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target, maximum or any other interim level. The Committee shall, subject to the terms of this Plan, interpret this Plan, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company for any claims, losses, damages or expenses (including attorneys’ fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law (except as otherwise may be provided in the Company’s Restated Certificate of Incorporation and/or Amended and Restated Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4             Eligibility. Participants in this Plan shall consist of such officers, other employees, non-employee directors, independent contractors and persons expected to become officers, other employees, non-employee directors, and independent contractors of the Company or any of its Subsidiaries, as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a non-employee director or independent contractor. Except as otherwise determined by the Committee, an employee who is granted a leave of absence in writing shall be deemed to be employed during such leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director, for his or her services as a Non-Employee Director, shall not exceed $1,000,000; provided, further, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

APPENDIX B (CONTINUED)

1.5             Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Section 1.5, the total number of shares of Common Stock initially available under the Plan for the grant of new awards shall be the sum of (i) 3,300,000 and (ii) the number of shares of Common Stock that remain available for issuance under the Prior Plan as of the Effective Date, other than Substitute Awards. To the extent that the Company grants awards under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by one share for each share subject to such awards. To the extent that shares of Common Stock subject to an outstanding Option, SAR, Stock Award or Performance Award granted under this Plan or the Prior Plan, other than Substitute Awards, are not issued or delivered by reason of: (a) the expiration, termination, cancellation or forfeiture of such award; (b) the settlement of such award in cash; or (c) the use of shares to satisfy withholding taxes related to an award other than an Option or SAR, then such shares of Common Stock shall again be available under this Plan on a one-for-one basis. Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan or the Prior Plan may not again be made available for issuance under this Plan if such shares are: (i) shares delivered to or withheld by the Company to pay the exercise price of an Option; (ii) shares used to satisfy the withholding taxes relating to an Option or SAR; (iii) shares that were subject to an Option or SAR and were not issued upon the net settlement of such award; or (iv) shares repurchased by the Company on the open market with the proceeds of an option exercise.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination of both.

II        STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1             Stock Options. The Committee may, in its discretion, grant Options to such eligible persons as may be selected by the Committee; provided that Incentive Stock Options may be granted only to employees. Any portion of an Option that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the holder during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount established by the Code (currently $100,000), such Options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms and conditions of this Plan, as the Committee shall deem advisable:

(a)        Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than ten (10) percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price required by the Code (currently 110% of Fair Market Value) in order to constitute an Incentive Stock Option.

APPENDIX B (CONTINUED)

Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the shares subject to such Option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)        Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option (other than a Nonqualified Stock Option exercisable by an optionee’s executor, administrator, legal representative, guardian or similar person after the optionee’s death, to the extent permitted in the Agreement) shall be exercised later than ten (10) years after its date of grant; and provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five (5) years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted as a performance-based Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An Option may be exercised only with respect to whole shares of Common Stock.

(c)        Method of Exercise. An Option may be exercised (i) by specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either (A) in cash, (B) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option, (C) authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (E) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise, (F) by a combination of (A), (B), (C) and (D), or (G) by any other method established by the Committee and set forth in an Agreement; and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded, and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2             Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms and conditions of this Plan, as the Committee shall deem advisable:

(a)        Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. The base price of an SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR. The Agreement relating to an SAR shall specify whether the SAR may be settled in shares of Common Stock (including Restricted Stock), cash or a combination of both shares and cash.

APPENDIX B (CONTINUED)

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)        Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR (other than an SAR exercisable by a holder’s executor, administrator, legal representative, guardian or similar person after the holder’s death, to the extent permitted in the Agreement) shall be exercised later than ten (10) years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. SARs may be exercised only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have the same rights of a stockholder of the Company as a holder of a Restricted Stock Award would have pursuant to Section 3.2(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(d)        Method of Exercise. SARs may be exercised (i) by specifying the whole number of SARs which are being exercised in the manner prescribed by the Company and (ii) by executing such documents as the Company may reasonably request.No shares of Common Stock shall be issued and no certificate representing Common Stock or cash payment shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3             Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an Option or SAR upon a termination of employment or service with the Company of the holder of such Option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4             No Repricing. The Committee shall not, without the approval of stockholders of the Company, (a) reduce the purchase price or base price of any outstanding Option or SAR, (b) cancel any outstanding Option or SAR in exchange for another Option or SAR with a lower purchase price or base price, (c) cancel any outstanding Option or SAR in exchange for cash or another award if the purchase price of the Option or the base price of the SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, or (d) take any other action that would constitute a “repricing,” as such term is used in Section 303A.08 of the New York Stock Exchange Listed Company Manual, in each case other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.

2.5             No Dividend Equivalents. Notwithstanding anything in this Plan or an Agreement to the contrary, no Option or SAR shall be eligible to earn dividend equivalents with respect any shares of Common Stock subject to the Option or SAR.

III        STOCK AWARDS

3.1             Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock-Based Award.

APPENDIX B (CONTINUED)

3.2             Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms and conditions of this Plan, as the Committee shall deem advisable.

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of any applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form.

(d)        Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution or dividend with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3             Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms and conditions of this Plan, as the Committee shall deem advisable.

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination of both and (ii) whether the holder shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any dividend

APPENDIX B (CONTINUED)

equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4             Other Stock-Based Awards. The Committee may grant other awards under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock) are or may in the future be acquired, or awards denominated in stock units (which may, but need not, be Restricted Stock Units), including awards valued using measures other than market value. Such Other Stock-Based Awards may be granted alone, in addition to or in tandem with any award of any type granted under this Plan and must be consistent with the purposes of this Plan.The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock-Based Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

3.5             Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

IV        PERFORMANCE AWARDS

4.1             Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2             Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Performance Shares or Performance Units and Performance Measures. The number of Performance Shares or Performance Units subject to, or the specified amount of cash payable under, a Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting, settlement or payment of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)        Settlement of Performance Awards. The Agreement relating to a Performance Award shall specify whether such award shall be for Performance Shares or Performance Units and whether (i) Performance Shares shall be settled in shares of Common Stock, shares of Restricted Stock, or a combination of both and (ii) Performance Units shall be settled in shares of Common Stock, cash or a combination of both. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form and the holder of such Restricted Stock shall have the same rights of a stockholder of the Company as a holder of a Restricted Stock Award would have pursuant to Section 3.2(d). Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company. Any distribution, dividend or dividend equivalents with respect to Performance Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

APPENDIX B (CONTINUED)

4.3             Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award upon the holder’s termination of employment or service with the Company, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

V        GENERAL

5.1             Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2022 Annual Meeting of Stockholders and, if so approved, shall become effective as of the date of such stockholder approval (the “Effective Date”). This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the Effective Date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten (10) years after the date on which the Board approved this Plan. If approved by the stockholders of the Company, no new awards shall be granted under any Prior Plan following such approval.

5.2             Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.3 hereof or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

5.3             Agreement. Each award to a recipient other than a non-employee director under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award and, if required by the Company, executed by the Company and/or executed or electronically accepted by the recipient of such award. Awards shall be effective as of the effective date set forth in the Agreement.

5.4              Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the first sentence of this Section 5.4, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights under the award shall immediately become null and void.

5.5             Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (a) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or

APPENDIX B (CONTINUED)

(b) the holder may satisfy any such obligation by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (iv) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or notice of same-day sale or (v) any combination of (i), (ii) and (iii) or by any other method established by the Committee and set forth in an Agreement, in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6             Restrictions on Shares. Each award shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.

5.7             Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and SAR (including the number and class of securities subject to each outstanding Option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8             Change of Control.

(a)           Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)        require that (A) some or all outstanding Options and SARs shall immediately become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other interim level;

(ii)        require that shares of stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation, or other

APPENDIX B (CONTINUED)

property with an equivalent Fair Market Value, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

(iii)        require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment or other property in an amount equal to (1) in the case of an Option or an SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to Section 5.8(a)(i), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Option or SAR, (2) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award have lapsed or will lapse pursuant to Section 5.8(a)(i) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (3) in the case of a Performance Award, the value of the Performance Shares or Performance Units then subject to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to Section 5.8(a)(i) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or such entity’s parent corporation, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash or other property pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)           A “Change in Control” shall be deemed to have occurred if:

(i)        any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act ) (1) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and applicable regulations) of 50% or more of the total fair market value or total voting power of the Company (“Voting Securities”) or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing 30% or more of the Voting Securities, excluding, in each case, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (D) the acquisition of additional stock or voting power by a person considered to own more than 50% of the total fair market value or Voting Securities in the case of clause (1) of this clause (i) or by a person considered to own more than 30% of the Voting Securities in the case of clause (2) of this clause (i) or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)        more than 50% of the members of the Board shall, during a 12-month period, cease to be Continuing Directors (which term, as used in this Plan, means the directors of the Company: (A) who were members of the Board on the Effective Date; or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in

APPENDIX B (CONTINUED)

Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

(iii)        there is consummated a merger or consolidation of the Company with, or, any transaction or series of transactions in which, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result of the transaction(s): (A) the stockholders of the Company immediately prior to the transaction(s) shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries) (“Newco”) immediately after in substantially the same proportions as their ownership immediately prior to such corporate transaction; (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and applicable regulations), directly or indirectly, 30% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction, and (C) more than 50% of the members of the board of directors of Newco shall be Continuing Directors.

(iv)        the stockholders of the Company approve a complete liquidation or dissolution of the Company;

provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii) or (iv) shall also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

5.9             Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination of both, upon the settlement of all or a portion of any award shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10             No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability.

5.11             Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12             Designation of Beneficiary. To the extent permitted by the Company and in accordance with the requirements any third-party stock plan administrator, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or SAR granted is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the

APPENDIX B (CONTINUED)

holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13             Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

5.14             Governing Law. This Plan, each award and the related Agreement, and all determinations made and actions taken under the Plan, each award and related Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

5.15             Compliance with Section 409A of the Code. To the extent that the Board determines that any award granted hereunder is subject to Section 409A of the Code, the Plan and applicable Agreement will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a holder holding an award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due upon a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such holder’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the holder’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

5.16             Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, for this purpose, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

FORTUNE BRANDS HOME & SECURITY, INC. ATTN: CORPORATE SECRETARY 520 LAKE COOK ROAD DEERFIELD, IL 60015-5611	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65559-P66396	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Proposal 1 - Election of Class II Directors:	For	Against	Abstain

1a. Susan S. Kilsby	☐	☐	☐

1b. Amit Banati	☐	☐	☐

1c. Irial Finan	☐	☐	☐	For	Against	Abstain

Proposal 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2022.				☐	☐	☐

Proposal 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

Proposal 4 - Approval of the Fortune Brands Home & Security, Inc. 2022 Long-Term Incentive Plan.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 3, 2022

Renaissance Chicago North Shore Hotel

933 Skokie Boulevard

Northbrook, Illinois 60062

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Help Fortune Brands Home & Security, Inc. (the “Company”) make a difference by eliminating paper proxy mailings to your home or business. With your consent, we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them online. To participate, go to http://enroll.icsdelivery.com/fbhs and follow the prompts.

Reminder

In lieu of voting by mail, you may vote by telephone or Internet. Voting electronically is quick, easy and also saves the Company money. Just follow the instructions on your proxy card. The deadline to vote by telephone or Internet before the Annual Meeting is May 2, 2022 at 11:59 PM (EDT). For stockholders that hold shares through the Company’s 401(k) plans, the deadline to vote by telephone or Internet before the Annual Meeting is April 28, 2022 at 11:59 PM (EDT). If you vote by Internet or by telephone, you do not need to mail back the proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands Home & Security, Inc. Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

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D65560-P66396

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 3, 2022.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) each of NICHOLAS I. FINK, PATRICK D. HALLINAN and HIRANDA S. DONOGHUE (and any other person chosen by Messrs. Fink or Hallinan or Ms. Donoghue) proxies, to vote all shares of Fortune Brands Home & Security common stock on which the stockholder(s) would be entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2022 at 8:00 a.m. (CDT) on Proposals 1, 2, 3 and 4 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Proposal 1) and FOR Proposals 2, 3 and 4.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Continued and to be signed on reverse side